PROSPECTUS

                          TNX TELEVISION HOLDINGS, INC.

                         1811 CHESTNUT STREET, SUITE 120
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 972-8191

                        14,946,707 SHARES OF COMMON STOCK

Selling stockholders identified in this prospectus may sell up to 14,946,707 shares of common stock, par value $.001 per share ("Common Stock") of TNX Television Holdings, Inc. The shares offered by this prospectus include 3,000,000 outstanding shares of our Common Stock, 7,466,664 shares of our Common Stock issuable upon conversion of our 5% Series A convertible preferred stock; 373,375 shares of our Common Stock in respect of a possible payment of a five percent dividend on the 5% Series A convertible preferred stock for four fiscal quarters and 4,106,668 shares of our Common Stock issuable upon the exercise of outstanding warrants to purchase Common Stock. This prospectus covers the sale of such shares from time to time by the selling stockholders. We will not receive any proceeds from the sale of these shares by the selling stockholders, except upon the exercise of warrants currently outstanding.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol "TNXT." On June 14, 2004, the last reported quotation of the Common Stock was $1.55.

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INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD
PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 -------------

                 The date of this prospectus is June 15, 2004

                                TABLE OF CONTENTS

                                                   PAGE                                                    PAGE
Prospectus Summary...............................   3         Description of the Business.................  20
Risk Factors.....................................   4         Management..................................  27
Special Note Regarding...........................  11         Related Party Transactions..................  33
  Forward-Looking Statements                                  Principal Stockholders......................  34
Use of Proceeds..................................  11         Selling Stockholders........................  35
Market for Registrant's Common Equity                         Plan of Distribution........................  38
  and Related Stockholder Matters................  11         Description of Capital Stock................  39
Management's Discussion and Analysis of                       Legal Matters...............................  41
  Financial Condition and Results of Operations..  12         Experts.....................................  41
Changes in and Disagreements with Accountants                 Where You Can Find Additional Information...  41
on Accounting and Financial Disclosure...........  19         Index to Financial Statements...............  42

                                 -------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Common Stock.

                               PROSPECTUS SUMMARY

      This summary highlights the most important features of this offering and the information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors." As used in this prospectus the terms "TNX Television Holdings", TNX "we", "us" or "Company" mean TNX Television Holdings, Inc. and its subsidiaries.

                          TNX TELEVISION HOLDINGS, INC.

      We are engaged in the development, installation and operation of in-carriage broadcast systems on commuter railway lines. We have developed an integrated solution for railway commuter services that delivers entertainment and information programming to passengers via the operation of an in-carriage broadcast system, or the TNX system. We believe that we are the only company currently with a total solution to in-train television broadcasting. Our business model is designed to make the adoption of the system very simple for railway companies. We develop, install, maintain and finance all of the necessary equipment on the trains. We also provide all content programming and revenue generation management. In return, we pay the train operator an agreed-upon fee for the concession rights to install the TNX system on their trains. We believe that installation of our TNX system offers considerable benefits to train operators beyond the additional revenues they would receive, including the ability to offer a more entertaining passenger experience and enhanced communication of information to passengers. We intend to generate revenues by selling commercial time to advertisers that would be broadcast during the programming similar to conventional television broadcasting.

      Our initial focus is on commuter train lines in the United Kingdom, where we already have exclusive commercial relationships for the provision of our TNX system with a number of the privately owned TOCs ("train operating companies"), including definitive six-year agreements with Central Trains Ltd. ("Central Trains"), c2c Rail Limited ("c2c") and Arriva Train Wales ("Arriva") and a five-year agreement with South Central Limited ("South Central") and letters of intent that provide for 12-month negotiating exclusivity periods with Thameslink, Connex Southeastern, WAGN (now part of Great Anglia) and Silverlink. Collectively, these TOCs and the TOCs with whom we have already entered into agreements represent over 50% of the commuter train market in the United Kingdom and over 70% of the London commuter market. We have focused on the United Kingdom market because the privatized environment has made train operators more innovative and receptive to offering railway passengers a better travel experience. The UK commuter market encompasses approximately 900 million passenger journeys per year.

      If the implementation of our system is successful, we plan to expand into other markets in the second half of 2005, with targeted installation beginning in 2006. Other markets will be evaluated based on several criteria, including: number of passenger journeys per year, average journey length, passenger demographics, concentration of riders per journey, regulatory environment, competition, technology issues, strategic partnership opportunities and strength of advertising market, among others.

      Our broadcast programming is delivered via satellite to railway stations across the UK, and is then uploaded onto trains at regular intervals during the day when trains pass through the railway stations with our installed radio nodes. Typically, train carriages will be fitted with five to six liquid crystal display, or LCD, screens. The broadcasts will be designed for a 30 minute average journey, and will be broken into short segments, including news, entertainment, sports, weather, music videos and special interest programming (food, travel, fashion), all of which will be supplied through relationships to be established with third party content providers, including Independent Television News Limited of London ("ITN"), a leading international news organization, to provide us comprehensive national and international news service on an exclusive basis to be shown on TNX's commuter rail television service in the UK. The term of the contract is three years and can be extended by mutual agreement. We have conducted a pilot phase of the TNX system on both the Birmingham and London commuter train networks, from which customer feedback has been extremely positive. A "television free zone" will be designated in each carriage for passengers desiring not to hear the audio from the system.

                                  THE OFFERING

      Selling stockholders identified in this prospectus ("Selling Stockholders") may sell up to 14,946,707 shares of our Common Stock, par value $0.001 per share. The Selling stockholders may sell their shares according to the plan of distribution described on page 38 below. We will not receive any proceeds from the sale of these shares, except upon the exercise of warrants currently outstanding. We will bear the expenses related to the registration of the Common Stock.

      The 14,946,707 shares of Common Stock being sold by the Selling Stockholders include:

      o 7,466,664 shares of Common Stock issuable upon the conversion of outstanding 5% Series A convertible preferred stock issued in our private placement completed on April 28, 2004;

      o 3,733,337 shares of Common Stock issuable upon the exercise of outstanding warrants having an exercise price of $1.75 per share issued in our private placement completed on April 28, 2004;

      o 373,331 shares of Common Stock issuable upon the exercise of warrants having an exercise price $1.75 per share, as the securities underlying the placement agent warrants issued to the placement agents as a portion of the placement agent compensation issued in connection with our private placement completed on April 28, 2004;

      o 373,375 shares of Common Stock in respect of a possible payment of a five percent dividend on the 5% Series A convertible preferred stock for four fiscal quarters; and

      o     3,000,000 shares of Common Stock held by our current stockholders.

      Our symbol on the Over-the-Counter Bulletin Board is "TNXT." As of June 14, 2004 there were 46,065,924 shares of our Common Stock issued and outstanding.

                                  RISK FACTORS

      Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT FOR YOU TO EVALUATE US.

      TNCI UK Ltd., our operating subsidiary, was formally established in the United Kingdom in September 1999. As a result, we have only a limited operating history on which you can evaluate us and our potential. Our revenue and income potential are unproven. An investor must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited capital in new and rapidly evolving markets. These risks and difficulties include our ability to:

      o     execute business and marketing strategies;

      o secure necessary advertising revenues to achieve business plan targets;

      o develop or upgrade our products, technology or business processes to meet market demand;

      o develop our infrastructure and attract and retain qualified personnel;

      o     attract and maintain TOCs and other customers;

      o provide customer support, personnel and facilities to support our business;

      o     establish and maintain strategic relationships;

      o     respond effectively to competitive and technological developments;
            and

      o anticipate and respond to delays in the development of products and systems, unanticipated costs, uncertain market conditions and adverse changes in technology.

      We cannot predict with any certainty the degree of success we will have in achieving our business objectives.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE MAY NOT BE PROFITABLE IN THE
FUTURE.

      We have incurred substantial losses and negative cash flows since our inception. We had an accumulated deficit of approximately $10,242,864 at March 31, 2004 and have incurred net losses of approximately $2,572,544 for the year ended June 30, 2003 and $2,113,862 for the six months ended December 31, 2003. We expect to have net operating losses and negative cash flows for the foreseeable future, and expect to spend significant amounts of capital to purchase capital equipment, install and operate our TNX systems, enhance our products and services, develop further sales and operations, and fund expansion. Our success will ultimately depend on our ability to generate revenues from advertising, sufficient to finance our business development and marketing activities with revenues from operations instead of outside financing. We will need to generate significant advertising revenue to break even or achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

      Our financial statements have been prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, TNX, which is in the development stage, has suffered recurring losses from operations and has a net capital deficiency. These factors raise substantial doubt about whether we have the ability to continue as a going concern.

BECAUSE THERE CAN BE NO GUARANTEE THAT FUTURE FINANCINGS WILL BE AVAILABLE TO US, WE CANNOT ENSURE THAT WE WILL BE ABLE TO OBTAIN THE CAPITAL NECESSARY TO IMPLEMENT OUR PLAN OF OPERATION.

      We do not currently generate cash to fund our operations. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from net proceeds of recent private placements and future public or private financings. Accordingly, we contemplate seeking to raise funds in the future through, or from other sources. There can be no assurance that the necessary additional financing will be available to us or available on acceptable terms. If additional funding is not available to us when needed, we may be required to curtail our installation plans and our business and financial condition could be materially adversely affected. We cannot guarantee that we will be able to obtain any additional financing or that such additional financing, if available, will be on terms and conditions acceptable to us. If additional funds are raised through the issuance of equity securities, the percentage of ownership of our then-current stockholders will be reduced and such equity securities may have rights, preferences or privileges senior to those of the existing holders of our Common Stock. Further, we may have to raise substantial additional capital thereafter if changes in our commuter railway installation plans cause unexpected large future capital expenditures.

WE DO NOT HAVE A DIVERSE PORTFOLIO OF PRODUCTS AND IF OUR LIMITED PRODUCT OFFERINGS ARE NOT ACCEPTED BY THE MARKET, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

      Our success will be determined by the market acceptance of our TNX system. Demand for our TNX system could be affected by numerous factors outside our control, including, among others, market acceptance by TOCs and other prospective customers, the introduction of new or superior competing technologies or products that are available on more favorable pricing terms than those being offered by us, and the general condition of the economy. Any market acceptance for our products may not develop in a timely manner or may not be sustainable. New or increased competition may result in market saturation, more competitive pricing, and lower margins. Our business, operating results and financial condition would be materially and adversely affected if the market for our products and services fails to grow, grows more slowly than anticipated, or becomes more competitive or if targeted customers do not accept our products and we experience a corresponding reduction in revenues, a higher loss and a failure to generate substantial revenues in the future.

OUR SUCCESS IS DEPENDENT UPON ADVERTISING REVENUES, THE ABSENCE OF WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      We expect to derive most of our revenues from advertisers purchasing commercial time during our content programming displayed on the TNX system. Although we are currently working with a UK-based independent media sales house and believe that the "captive audience" and their attractive demographic profile should be attractive to advertisers, we cannot assure that advertisers will purchase advertising from us. Because certain advertisers may discontinue or reduce advertising on our programming from time to time, we anticipate that we could experience fluctuations in operating results and revenues. The failure to attract and enter into new and/or additional agreements with advertisers and to derive significant revenues from these advertisers would have a material adverse effect on our business and financial results.

IN ORDER TO GROW OUR BUSINESS, WE MUST SECURE NEW INSTALLATIONS ON COMMUTER TRAINS AND MAINTAIN EXISTING INSTALLATIONS.

      Our growth is dependent upon our ability to increase the number of installation sites of the TNX system on commuter railway trains. If we increase our installation sites, we will have increased viewership and should be able to increase our advertising revenue. In addition, we believe that if we are able to increase our installation sites on commuter railway trains, it will become more difficult for a competitor to enter the market. The failure to increase or maintain installation sites would have a material adverse effect on our business and financial results.

WE RELY ENTIRELY ON OUTSIDE MANUFACTURERS FOR OUR KEY COMPONENTS.

      All of the LCD screens and other key components utilized in the TNX system are manufactured by outside companies. Our ability to enter new markets and sustain satisfactory levels of sales in each market will depend in significant part upon the ability of these companies to manufacture the components for introduction into our markets. There can be no assurance that we will be successful in entering into agreements with all of the manufacturers to maintain a constant supply of our key components. In addition, once we enter into such manufacturing contracts, we face the possibility that such contracts will not be extended or replaced. We anticipate that we can obtain in a timely manner alternative sources of supply for substantially all of our components and that the failure to extend or replace existing contracts would not have a material adverse effect on us, although there can be no assurance in this regard.

IF WE CANNOT ACQUIRE PROGRAMMING ON FAVORABLE TERMS TO US, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

      We have entered into a content supply contract with ITN, a leading international news organization, to provide us comprehensive national and international news service on an exclusive basis to be shown on TNX's commuter rail television service in the UK. The term of the contract is three years and can be extended by mutual agreement. The content provided to us pursuant to this agreement will represent a significant portion of the content we expect to procure for the UK commuter market. We believe that our ability to maintain access to news, weather and sports content and other programming on a regular, long-term basis, on terms favorable to us, is important to our future success and profitability. Our programming will consist primarily of music, news, information and entertainment. We are currently in negotiation with providers of local news and weather reporting in the UK, as well as general entertainment content. Our inability to acquire this programming on terms favorable to us or the termination of substantially all or a large number of programming agreements would have a material adverse effect on our business and financial results.

WE WILL HAVE TO KEEP PACE WITH NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE IN ORDER TO REMAIN COMPETITIVE IN THE MARKETPLACE.

      To remain competitive, we may need to enhance and improve our responsiveness, functionality and the features of the TNX system. The software, hardware, media and communications markets are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies, and the frequent and rapid emergence of new industry standards and practices any of which could render our products, technology or business model obsolete. Our success depends, in large part, on our ability to develop new technologies, products and services to enhance our existing products and to attend to the needs of an increasingly sophisticated marketplace. We may also need to respond to emerging industry standards and technological advances. Any failure to successfully develop and market products and services and product and service enhancements could have a material adverse effect on our business, operating results and financial condition.

OUR BUSINESS DEPENDS UPON THE PERFORMANCE OF OUR CUSTOMERS AND MEDIA PARTNERS, WHICH IS UNCERTAIN.

      Economic, governmental and industry factors outside our control affect us. Material risks relating to our customer companies include the following:

      o     passenger traffic declines;

      o     downturns in advertising spending; and

      o     lack of acceptance of our concept by the TOCs.

      If any of the foregoing items were to occur, we would generate less revenue from advertising than we anticipated.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN AND SUCH MISMANAGEMENT COULD ADVERSELY AFFECT OUR BUSINESS AND OUR ABILITY TO GROW.

      We anticipate a period of significant growth in connection with expansion of our marketing efforts and business. The resulting strain on our managerial, operational, financial, and other resources could be significant and could render our increased marketing efforts useless. Our ability to manage our growth effectively will require us to continue to improve our operations, financial and managerial controls, reporting systems and procedures. If we are successful in achieving our growth plans, such growth is likely to result in increased responsibility for our management. Our anticipated future growth will place a significant demand on our managerial, operational and financial resources due to:

      o The need to manage relationships with various strategic partners and other third parties;

      o Difficulties in hiring and retaining skilled personnel necessary to support our business;

      o     The need to train and manage a growing employee base; and

      o Pressures for the continued development of our financial and information management systems.

      If we have not made adequate allowances for the costs and risks associated with this expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES.

      We face potential future competition as the market develops for our products. We compete for advertisers with many other forms of advertising media, including television, Internet, radio, print, direct mail and billboard. There are no meaningful intellectual property barriers to prevent competitors from entering into this market, and we cannot assure that a competitor with greater resources than us will not enter into the market. These competitors may have vastly larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources. The rapid pace of technological change constantly creates new opportunities for existing and new competitors and can quickly render existing technologies less valuable. In the event that the market for our product develops, additional competitors may enter the market and competition may intensify. Inability to compete with respect to the following factors could have a material adverse affect on our business: product performance, product features, reliability, hardware, product reputation, pricing, levels of advertising, availability and quality of customer support, and timeliness of product upgrades.

OUR TECHNOLOGY-ORIENTED SUPPLIERS' PRODUCTS COULD EXPERIENCE TECHNICAL DIFFICULTIES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      The products of certain of our technology-oriented suppliers are highly specialized and involve intricate technologies and electronic components that may be subject to technical difficulties. These technical difficulties could occur at any time as a result of component malfunction or some other reason. Although our technology-oriented suppliers generally utilize quality control procedures and test products before marketing them, there is no assurance that all defects will be identified. We believe that reliability will be an important consideration for customers of our suppliers. Failure to detect and prevent defects and design flaws in the products of these suppliers could adversely affect our business, financial condition and operating results.

WE ARE ENTERING A NEW INDUSTRY AND ARE UNCERTAIN OF MARKET ACCEPTANCE OF OUR BUSINESS MODEL.

      We, as opposed to the TOCs, are bearing most of the financial risk associated with the economics of our system. We are offering the TNX system free to our customers. Additionally, we expect to pay an annual fee to our customers tied to the number of passengers that view the system. In order to pay for the system and to earn profits, we will be seeking advertisers to purchase commercial time at certain rates. These rates are based on information collected by market professionals for mainstream and alternative or "ambient" media channels and are used for making forecasts for pricing our advertising on our system. There is no guarantee, however, that we will be able to sell these advertising slots or sell them at the rates we anticipate. Failure to do so could have a material adverse effect on our business and result in losses.

INTELLECTUAL PROPERTY ISSUES, GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD AFFECT OUR SUPPLIERS WHICH MAY HAVE AN ADVERSE AFFECT ON US.

      Intellectual Property. Our suppliers utilize certain proprietary technologies and other intellectual property that are valuable to them. They protect this intellectual property in a variety of ways, such as through patent, trademark and copyright law. In addition, our suppliers rely on confidentiality agreements with key employees to prevent disclosure of important intellectual property to third parties. There is no assurance that any of these protections will prove sufficient to prevent third parties from using our suppliers' intellectual property either through legal or illegal means. Use by third parties of intellectual property of one of our suppliers could adversely affect that supplier's business. In addition, we can give no assurance that any particular aspect of any of our suppliers' intellectual property will not be claimed to infringe the intellectual property rights of a third party. Intellectual property infringement litigation for or against any of our suppliers would likely have an adverse effect on that supplier's business.

      Government Regulation and Legal Uncertainties. Our suppliers are subject, both directly and indirectly, to various laws and governmental regulations relating to their businesses. Our suppliers that operate abroad are subject to the laws and regulations of foreign countries with which we are not familiar. We believe that our suppliers maintain compliance with these laws and regulations, and that, while there is expense incurred in doing so, these laws and regulations do not have a material impact on the operations of our suppliers; however, as a result of rapid technology growth and other related factors, laws and regulations may be adopted which significantly impact our suppliers' businesses, and, in turn, our business.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

      We will rely on copyright, trade secret and trademark law, as well as provisions in our license, supply and other agreements in order to protect our intellectual property rights. Although we intend to protect our intellectual property rights vigorously, there can be no assurance that these measures will be successful. Additionally, no assurance can be given that our intellectual property rights will not be challenged, invalidated or circumvented or that such rights will provide competitive advantages to us. The loss of protection with respect to our technology or other intellectual property could have a material adverse effect on our ability to compete successfully in our business.

IF WE RELY ON A BASE OF ONLY A FEW OF THE MAJOR TOC CUSTOMERS TO SERVE AS OUR VEHICLE FOR THE GENERATION OF A SIGNIFICANT PORTION OF OUR ADVERTISING REVENUES, THE LOSS OF ANY SUCH CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS.

      We anticipate being substantially dependent on a relatively small number of TOC customers during the next few years. Accordingly, the loss of any such customer, or any other customer, that accounts for a significant portion of our revenues from time to time, could adversely affect our business, operating results and financial condition due to the substantial decrease in advertising revenue such loss would represent.

OUR TOC CUSTOMERS MAY NOT HAVE THEIR FRANCHISES RENEWED OR EXTENDED, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

      Our business prospects could be adversely affected if one or several key UK TOCs with which we are currently negotiating have their franchises rescinded, not extended or not renewed. This action could cause delay in implementation of our business plan or even put at risk our investment in the capital infrastructure of a contract with the particular TOC.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE UNITED STATES DOLLAR AND THE BRITISH POUNDS STERLING MAY AFFECT OUR OPERATING RESULTS.

      We incur expenses for our operations in the United Kingdom in British pounds sterling ((pound)) and translate These amounts into United States dollars for purposes of reporting consolidated results. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations, as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. In addition, we hold foreign currency balances, primarily pounds sterling, which will create foreign exchange gains or losses, depending upon the relative values of the foreign currency at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency exchange losses may increase if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars or other currencies.

RISKS RELATED TO OUR COMMON STOCK

THERE HAS PREVIOUSLY BEEN A LIMITED ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, OR AT ALL.

      There has been active public market for our Common Stock for a limited time. An active public market for our Common Stock may not be sustained. The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control.

      These factors include:

      o competitors entering the market of distribution of television programming on commuter railway trains;

      o the announcement of new products or product enhancements by us or our competitors;

      o changes in earnings estimates or recommendations by securities analysts;

      o     developments in our industry; and

      o general market conditions and other factors, including factors unrelated to our own operating performance.

      The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock. Price volatility may be worse if the trading volume of our Common Stock is low.

      Additional risks may exist since we became public through a "reverse acquisition." Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of us in the future.

THERE ARE SIGNIFICANT COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY, AND THOSE COSTS MAY BE MATERIAL TO OUR ABILITY TO BE PROFITABLE.

      As a result of the reverse acquisition, we became a publicly-traded company and, accordingly, are subject to the information and reporting requirements of the United States securities laws. The public company costs of preparing and filing annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (SEC) and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we had remained privately-held and had not entered into the reverse acquisition. In addition, we will incur substantial expenses in connection with the preparation of this registration statement and related documents with respect to the registration of the resale of the shares issued in the recent private placement.

OUR COMMON STOCK MAY BE CONSIDERED A "PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

      The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock has been less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect the ability of investors to sell their shares. In addition, since our Common Stock is currently traded on the Over-the-Counter Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our Common Stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR STOCK.

      Sales of a significant number of shares of our Common Stock in the public market could harm the market price of our Common Stock. As additional shares of our Common Stock become available for resale in the public market pursuant to the registration of those shares or Rule 144, the number of shares of our Common Stock which are freely tradable will increase, which could decrease its price. Some or all of the shares of our Common Stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our Common Stock. In general, a person who has held restricted shares for a period of one year may, upon the filing with the SEC of a notification on Form 144, sell into the market Common Stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

OUR PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF OTHER STOCKHOLDERS.

      Our officers, directors and principal stockholders control approximately 33% of our outstanding shares. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Common Stock. This concentration of ownership may not be in the best interests of all our stockholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS TO OUR COMMON STOCKHOLDERS IN THE FORESEEABLE FUTURE, AND THE LACK OF DIVIDENDS MAY HAVE A NEGATIVE EFFECT ON THE STOCK PRICE.

      We currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

WE ARE SUBJECT TO CRITICAL ACCOUNTING POLICIES, AND WE MAY INTERPRET OR IMPLEMENT REQUIRED POLICIES INCORRECTLY.

      We follow generally accepted accounting principles for the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments about future events. These affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses that we report in our financial statements. We believe these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates, and this could require us to record adjustments to expenses or revenues that could be material to our financial position and results of operations in future periods.

IF WE ARE NOT CURRENT IN OUR PERIODIC FILINGS WITH THE SEC, WE COULD LOSE OUR ELIGIBILITY TO TRADE OUR SECURITIES ON THE OTC BULLETIN BOARD, WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR ABILITY TO RAISE ADDITIONAL FUNDS.

      We are required to file annual and quarterly reports with the SEC, pursuant to the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the rules promulgated there under. To the extent we do not timely file such reports; our securities may no longer be permitted to be traded on the OTC Bulletin Board, and would then be listed on the "pink sheets." Such action would have an adverse affect on our ability to raise additional funds in the future since many potential investors will not invest in companies whose securities are traded on the "pink sheets."

PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT OR DELAY STOCKHOLDERS' ATTEMPTS TO REPLACE OR REMOVE CURRENT MANAGEMENT.

      Pursuant to our charter, our Board of Directors is authorized to issue "blank check" preferred stock, with designations, rights, and preferences as they may determine. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power of our Common Stock, the rights of the holders of our Common Stock or the market price of our Common Stock. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Our Business," and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Those factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders, except upon the exercise of warrants currently outstanding.

      We will bear the expenses of the registration of the resale of the shares of Common Stock offered hereby and estimate that these expenses will be approximately $133,407.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our $0.001 par value Common Stock is traded in the over-the-counter market and quoted on the OTC Electronic Bulletin Board (the "Bulletin Board") under the symbol "TNXT" (formerly "SZMD"). The following table sets forth, for the fiscal quarters indicated, the range of high and low bid quotations for the Common Stock. The bid quotations reflected prior to November 12, 2003, the date upon which we merged with SZMD Acquisition II, Inc., a wholly-owned subsidiary of SZM Distributors, Inc., which traded under the symbol "SZMD", represent the high and low bid quotations of the Common Stock of SZM Distributors, Inc. on the Bulletin Board. The prices reflected on and after November 12, 2003 represent the high and low bid quotations of our Common Stock on the Bulletin Board. These quotations have been obtained from the Bulletin Board and reflect inter-dealer prices (in dollars), without any retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

CALENDAR YEAR 2004                                              HIGH        LOW
------------------                                              ----        ---
Second quarter (April 1, 2004 - May 26, 2004)                   $2.70      $1.85
First quarter                                                    3.00       1.90

CALENDAR YEAR 2003

Fourth quarter                                                  $2.50      $0.55
Third quarter                                                    0.74       0.55
Second quarter                                                   0.02       0.02
First quarter                                                    0.01       0.01

CALENDAR YEAR 2002

Fourth quarter                                                  $0.01      $0.01
Third quarter                                                    0.01       0.01
Second quarter                                                   0.05       0.01
First quarter                                                    0.00       0.00

      On June 14, 2004, the high and low bid quotations per share of Common Stock reported by the Bulletin Board were $2.43 and $1.35, respectively.

Holders of Record

      On June 14, 2004, we had approximately 40 registered holders of record of our Common Stock.

Dividends

      We have never paid dividends on our Common Stock and currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Financial Data" and our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

      Our financial statements are prepared in accordance with U.S. generally accepted accounting principles, or GAAP.

      In this Section, "Management's Discussion and Analysis of Financial Conditions and Results of Operations," references to "we," "us," "our," and "ours" refer to TNX Television Holdings, Inc., and our consolidated subsidiary TNCI UK, Ltd.

BUSINESS OVERVIEW

      We are engaged in the development, installation and operation of in-carriage broadcast systems on commuter railways. We have developed an integrated solution for railway commuter services that delivers news, entertainment and information programming to passengers via the operation of an in-carriage broadcast system (the TNX system). We believe that we are the only company in the UK, currently with a total solution for in-train television broadcasting. Our business model is designed to make the adoption of the system very simple for railway companies. We develop, install, maintain and finance all of the necessary equipment on the trains. We also provide all content programming and revenue generation management. We intend to generate revenues by selling commercial time to advertisers that would be broadcast during the programming similar to conventional television broadcasting. In return, we pay the train operator a negotiated fee for the concession rights to install the TNX system on their trains. We believe that installation of our TNX system offers considerable benefits to train operators beyond the additional revenues they would receive, including the ability to offer a more entertaining passenger experience and enhanced communication of information to passengers.

      We believe that the success of our business model is predicated upon the accomplishment of the following objectives by us: (1) implementing a cost-effective technology system that meets regulatory approval and performs reliably on the trains, (2) securing contracts with train operating companies
(TOCs), (3) sourcing compelling and engaging content and (4) securing advertisers at competitive market rates.

      Our initial focus is on commuter train lines in the United Kingdom, where we already have exclusive commercial relationships for the provision of our TNX system with a number of the privately owned TOCs, including definitive six-year agreements with Central Trains Ltd. ("Central Trains"), c2c Rail Limited ("c2c") and Arriva Train Wales ("Arriva") and a five-year agreement with South Central Limited ("South Central") and letters of intent giving us 12-month negotiating exclusivity with Thameslink, Connex Southeastern, WAGN (now part of Great Anglia) and Silverlink. Collectively, these TOCs and the TOCs with whom we have entered into agreements represent over 50% of the UK commuter train market and over 70% of the London commuter market. We have focused on the UK market, because the privatized environment has made train operators more innovative and receptive to offering the railway passenger a better travel experience. The UK commuter market encompasses approximately 900 million passenger journeys per year.

      If the implementation of our system is successful, we plan to expand into other markets in the second half of 2005, with targeted installation beginning in 2006. Other markets will be evaluated based on several criteria, including: number of passenger journeys per year, average journey length, passenger demographics, concentration of riders per journey, regulatory environment, competition, technology issues, strategic partnership opportunities and strength of advertising market, among others.

      Currently, we have entered into a six year agreement with Central Trains beginning in March 2004 to install our system in Central Trains' Birmingham commuter services, representing approximately 35 million passenger journeys per year of which we are initially targeting installations to serve 18 million passenger journeys per year. In April 2004, we entered into a five-year agreement with South Central Limited to install our TNX system on South Central's fleet of trains, representing approximately 114 million passenger journeys per year of which we expect to install systems initially serving 75 million passengers per year. In May 2004, we entered into six-year agreements with c2c Rail Limited to install our TNX system on c2c's fleet of trains, representing all of their approximately 29 million passenger journeys per year and with Arriva Trains Wales ("Arriva") to install our TNX system on Arriva's fleet of trains, representing approximately 16 million passenger journeys per year of which we expect to install systems initially serving 10 million passengers per year. We have also entered into letters of intent, giving us 12-month negotiating exclusivity, with seven other TOCs. Collectively, these TOCs represent over 50% of the UK commuter train market and over 70% of the London commuter market.

      We are in the process of seeking to enter into definitive agreements with the TOCs that have signed letters of intent (LOI). Once the system is fully operational with our first TOC, we believe that we will be able to convert several of our existing LOIs into definitive agreements on an accelerated basis. We believe that as a "first mover" we have a significant competitive advantage in the market. Additionally, as we gain critical mass, we expect advertisers to show a greater interest in showing commercials or sponsoring programming content on our system.

      We have conducted a pilot phase of the TNX system on both the Birmingham and London commuter train networks, from which customer feedback has been extremely positive. Based on the results of a leading independent research firm, we found that the advertising recall rate during the pilot phase compared quite favorably with other mediums, including television. Furthermore, the UK commuter market is made up disproportionately of passengers with very desirable demographics - upscale, well-educated, 18 to 44 years old, who in general are more difficult for advertisers to reach because they watch less television than the population, as a whole. We believe the TNX system presents advertisers a new, effective means to reach a captive group with highly desirable demographics. We are currently working together with a leading UK independent media sales house to market the opportunity to both media buyers and outdoor media specialists.

      We have entered into a content supply contract with ITN, a leading international news organization, to provide us comprehensive national and international news service on an exclusive basis to be shown on TNX's commuter rail television service in the UK. The term of the contract is three years and can be extended by mutual agreement. The content provided to us pursuant to this agreement will represent a significant portion of the content we expect to procure for the UK commuter market. We expect that the general interest items will be sourced from a range of production companies, mostly based in the UK, where there is a wide choice and competitive pricing.

      At the present time we are purchasing and plan to purchase in the near term the on-train equipment with equity raised from investors. Based on our discussions with leading equipment financing companies, we expect that by the first half of 2005 to have demonstrated to their satisfaction that our business model is sustainable and will generate sufficient funds to pay for the equipment on a financing basis out of cash flows from operations.

      On February 2, 2004, we changed our fiscal year-end from June 30 to December 31. Accordingly, the discussion of financial results set forth below compares the three months ended March 31, 2004 to the three months ended March 31, 2003, the six months ended December 31, 2003 to the six months ended December 31, 2002, and the year ended June 30, 2003 to the year ended June 30, 2002.

CRITICAL ACCOUNTING POLICIES

      Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to accrued expenses, financing operations, and contingencies and litigation and bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of income tax assets and liabilities.

      IMPAIRMENT OF LONG-LIVED ASSETS

      Long-lived assets are reviewed for impairment whenever events such as product discontinuances, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds the sum of nondiscounted cash flows expected to result from the asset's use and eventual disposition. An impairment loss is measured as the amount by which the carrying amount exceeds its fair value, which is typically, calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on our weighted average cost of capital, which represents the blended after-tax costs of debt and equity.

      ACCOUNTING FOR INCOME TAXES

      We account for income taxes in accordance with FASB Statement No. 109, "Accounting for Income Taxes," or SFAS 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of all of the deferred tax asset will not be realized.

      The ability to recognize the deferred tax assets is evaluated quarterly by assessing the valuation allowance and by adjusting the amount of the allowance, if necessary. The factors used to assess the likelihood of realization are the forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31, 2003

Revenues

      During the three months ended March 31, 2004 and March 31, 2003, we recorded no operating revenues. We expect to begin generating revenues from our advertising-based sales model by the third quarter of 2004. We expect that our revenues will initially consist of sales of commercial time to advertisers interspersed during our general programming content shown to train passengers.

Operating Expenses

      During the three months ended March 31, 2004, our direct and operating expenses were $2,548,717 as compared to $593,400 for the three months ended March 31, 2003, an increase of 329%. This increase was primarily due to additional expenditures related to our first TOC contract, which included an increase in personnel and associated overhead, installation and operation of on-train product trials for three train cars, as well as added corporate costs associated with becoming a public company, including due diligence and investigation for listing on the Alternative Investment Market ("the AIM") of the London Stock Exchange and increased professional services fees, such as legal and accounting fees.

      Our salaries and employee related expenses for the three months ended March 31, 2004 totaled $502,828, as compared to $217,542 for the three months ended March 31, 2003, a 131% increase. As of March 31, 2004, we had 23 employees, including four individuals hired during the quarter as compared to a total of 10 employees at the end of the three months ended March 31, 2003. Expansion of overhead during 2003 and the first quarter of 2004, particularly in the area of operations, engineering, finance and media management, occurred as we geared up in order to satisfy the requirements of our first TOC contract. We do not believe that a proportionate increase will be required for future contracts with TOCs.

      Our general and administrative expenses for the three months ended March 31, 2004 totaled $1,848,797, as compared to $375,257 for the three months ended March 31, 2003, a 393% increase. Such increase was due to the expansion of general and administrative expenses to meet the needs of our first and future TOC contracts, as well as added corporate costs associated with becoming a public company, including investigation and due diligence for listing on the AIM, increased professional services fees, such as legal and accounting fees in connection with, among other things, our financial audits and public filings, our shareholders' meeting in February 2004 and a private placement completed in January 2004. Other expenses were incurred in connection with the hiring of an investor relations firm for six months at $10,000 per month plus the issuance of 100,000 shares of restricted stock which were valued at $247,000 and an agreement with a third party to develop investor collateral material, pursuant to which we issued 25,000 warrants to purchase our Common Stock. These warrants were valued at $10,782, the fair market value of the warrants based on the Black-Scholes option pricing model. We do not believe that a proportionate increase will be required for future contracts with TOCs. We expect our other general and administrative expenses to be at a comparable level in future periods due to on-going activities related to our being a public company.

      In November 2003, we entered into an agreement with Digital Media Sales ("DMS") to help develop our advertising sales strategy and to work with media buyers for placement of advertisements on our network. Pursuant to the agreement, we pay DMS a minimum of (pound)5,500 per month. This equated to approximately $28,400 ((pound)16,500) in the first quarter of 2004. During the first quarter of 2004, we spent approximately $170,000 on the acquisition of content for our programming, as well as developing promotional messages informing passengers about us and the network they are watching. Content was acquired from ITN, which provided eighteen minutes per half hour journey of international and domestic news, business and sports. In addition, we licensed a variety of "off the shelf" general entertainment content from other third party vendors. We contracted with the London Playout Centre for the compilation of our programming content. We developed a series of promotional messages, known as "stings", to be inserted in the programming shown to passengers, the cost of which was approximately $29,000. This is a one-time cost and not a recurring expense.

      In the first quarter of 2004, we applied to have our TNX trademark logo registered throughout the European Union. This expense for the application was approximately $2,900 and the registration would last for three years.

      During the three months ended March 31, 2004 and March 31, 2003, we did not have any research and development costs. We currently have no budget for research and development. We are, however, looking into new products to support our existing product line. Funding sources, however, would need to be developed to support those activities.

      During the three months ended March 31, 2004, our non-employee sales and marketing compensation costs were approximately $49,900, as compared to approximately $91,000 for the three months ended March 31, 2003, a decrease of 45%. During the first quarter of 2004, we utilized the services of a third party public relation firm to assist us in managing press and railway passenger interest in the system and conducted market research for a prospective TOC. The decrease in spending was primarily due to the fact that we no longer utilized the services of a consultant to assist with our sales and marketing efforts, as we did in the first quarter of 2003.

      During the three months ended March 31, 2004, we granted options to purchase a total of 250,000 shares of our Common Stock. On February 19, 2004, a non-employee Director, was granted options to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share for his services as a consultant. The options granted were valued at $350,000. During the three months ended March 31, 2003, we did not grant any other options to purchase shares of our Common Stock.

      During the three months ended March 31, 2004, we granted warrants to purchase an aggregate of 25,000 shares to an unaffiliated consultant. These warrants were valued at $10,782, the fair market value of the warrants based on the Black-Scholes option pricing model. We also issued 100,000 shares of restricted stock to an unaffiliated consultant for investor relations services. These shares were valued at $247,000. During the three months ended March 31, 2003, we did not grant any other warrants.

Interest Expense and Interest Income, Net

      During the three months ended March 31, 2004, our interest expense and interest income, net, were $7,364 and $2,625 respectively, as compared to $0 and $380, respectively, for the three months ended March 31, 2003. Our interest expenses were related to interest paid on our investor and corporate officer loans and our interest income, net, was comprised of interest on our bank deposits.

SIX MONTHS ENDED DECEMBER 31, 2003 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
2002

Revenues

      During the six months ended December 31, 2003 and December 31, 2002, we recorded no operating revenues. We expect to begin generating revenues from our advertising-based sales model by the third quarter of 2004. We expect that our revenues will initially consist of sales of commercial time to advertisers interspersed during our general programming content shown to train passengers.

Operating Expenses

      During the six months ended December 31, 2003, our direct and operating expenses were $2,077,042, as compared to $1,205,578 for the six months ended December 31, 2002, an increase of 72%. This increase was primarily due to additional expenditures related to our first TOC contract, which included increased staff required and associated overhead, increased market research, which included two on-train product trials, and added corporate costs associated with becoming a public entity, including increased professional services fees, such as legal and accounting fees.

      Our general and administrative expenses for the six months ended December 31, 2003 totaled $1,229,028, as compared to $740,065 for the six months ended December 31, 2002, a 66% increase. Such increase was primarily due to the expansion of general and administrative expenses to meet the needs of our first and future TOC contracts. We do not believe that a proportionate increase will be required for future contracts with TOCs. However, we do expect our general and administrative expenses to increase in future periods due to higher costs for our directors and officers' liability insurance and significantly higher legal and accounting costs relating to our being a public company.

      During the six months ended December 31, 2003 and December 31, 2002, we did not have any research and development costs. We currently have no budget for research and development. We are, however, looking into new products to support our existing product line. Funding sources, however, would need to be developed to support those activities.

      During the six months ended December 31, 2003, our sales and marketing costs were $178,369, as compared to $92,884 for the six months ended December 31, 2002, an increase of 92%. This increase was primarily due to expanded market research and product trials that we conducted with three TOCs.

      During the six months ended December 31, 2003, we did not grant any stock options. During the six months ended December 31, 2002, we granted options to purchase a total of 4,713,668 shares of our Common Stock, of which 3,139,257 options were granted to key employees and current and former directors and 1,574,411 options were granted to Ocean Castle Partners, an entity controlled by Irwin Gross, our Chairman, Chief Executive Officer and President, and certain other unaffiliated consultants. The options granted to Ocean Castle Partners and other consultants were valued at $81,000, the fair market value of the options based on the Black-Scholes option pricing model.

      During the six months ended December 31, 2003, we granted warrants to purchase an aggregate of 732,881 shares of our Common Stock to the following parties: Ocean Castle Partners, David Shevrin, one of our officers, and an unaffiliated consultant. These warrants were valued at $37,000, the fair market value of the warrants based on the Black-Scholes option pricing model. We also issued 100,000 shares of stock to an unaffiliated consultant for services related to the merger. These shares were valued at $25,000. During the six months ended December 31, 2002, we did not grant any warrants.

Interest Expense and Interest Income, Net

      During the six months ended December 31, 2003, our interest expense and interest income, net, were $37,525 and $705, respectively, as compared to $345 and $1,481 for the six months ended December 31, 2002. Our interest expenses were related to interest paid on our investor and corporate office loans and our interest income, net, was comprised of interest on our bank deposits.

YEAR ENDED JUNE 30, 2003 COMPARED TO YEAR ENDED JUNE 30, 2002

Revenues

      During the year ended June 30, 2003, we recorded $0 in operating revenues, as compared to $44,474 during the year ended June 30, 2002, a 100% decrease. Our revenues during the period ending June 30, 2002 were derived from recharging certain costs to a supplier.

Operating Expenses

      During the year ended June 30, 2003, our operating expenses totaled $2,571,346, as compared to $1,450,834 for the year ended June 30, 2002, an increase of 77%. This increase was primarily due to the expansion of our operations through the procurement of our first contract and the hiring of additional engineering and project management personnel.

      Our general and administrative expenses for the year ended June 30, 2003 totaled $1,634,520, as compared to $769,926 for the year ended June 30, 2002, an increase of 112%. Our general and administrative expenses during these periods mostly consisted of expenditures on office rent, and professional fees. This increase over the comparable period was primarily due to the use of consultants and marketing research related to our initial TOC contract.

      During the years ended June 30, 2003 and June 30, 2002, we did not have any research and development costs. We currently have no budget for research and development. We are, however, looking into new products to support our existing product line. Funding sources, however, would need to be developed to support those activities.

      During the year ended June 30, 2003, our sales and marketing expenses were $75,692, as compared to $93,683 during the year ended June 30, 2002, a decrease of 19%. This decrease was primarily due to the untimely death of our Sales and Marketing Director and the time it took to fill his position.

      During the year ended June 30, 2003, we granted options to purchase a total of 4,713,668 shares of our Common Stock, of which 3,139,257 options were granted to key employees and current and former directors and 1,574,411 options were granted to Ocean Castle Partners and certain other unaffiliated consultants. The options granted to Ocean Castle Partners and other consultants were valued at $81,000, the fair market value of the options based on the Black-Scholes option pricing model. During the year ended June 30, 2002, we did not grant any stock options.

      During the year ended June 30, 2003, we granted warrants to purchase 398,103 shares of our Common Stock to Ocean Castle. These warrants were valued at $20,000, the fair market value of the options based on the Black-Scholes option pricing model. During the year ended June 30, 2002, we granted warrants to purchase a total of 64,726 shares of our Common Stock to employees.

Interest Expense and Interest Income, Net

      During the year ended June 30, 2003, our interest expense and interest income, net, were $3,711 and $2,513, respectively, as compared to $1,244 and $4,313 for the year ended June 30, 2002. Our interest expenses were related to interest paid on our commercial loans and our interest income, net, was comprised of interest on our bank deposits.

LIQUIDITY AND CAPITAL RESOURCES

      Since our inception, we have incurred significant operating and net losses due in large part to the start-up and development of our operations. At March 31, 2004, we had a working capital deficiency (current assets less current liabilities) of $1,056,127, as compared to a working capital deficiency of $110,882 as of March 31, 2003. At December 31, 2003, we had a working capital deficiency of $1,543,460, as compared to working capital of $110,882 as of December 31, 2002. We anticipate that we will continue to incur operating and net losses for the foreseeable future.

      At March 31, 2004, we had cash, cash equivalents and short-term deposits of $248,185, as compared to $90,947 at December 31, 2003 and $57,544 at December 31, 2002. On January 7, 2004, we completed a private placement in which we issued 3,150,000 shares of our Common Stock in exchange for $2,850,000 net of legal costs of $15,000. The private placement was exempt from the registration requirements pursuant to Regulation S under the Securities Act. The proceeds were used to repay certain loans made to us in December 2003 and to provide working capital for the combined entity.

      On April 28, 2004, we completed a private placement of securities in which we raised approximately $10,080,000 in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds to us of approximately $9,300,000 after deducting the placement agent fees and other expenses related to the private placement.

      Capital expenditures for the three months ended March 31, 2004 were $404,785, as compared to capital expenditures of $0 for the three months ended March 31, 2003. Capital expenditures for the six months ended December 31, 2003 were $369,140, as compared to capital expenditures of $4,241 for the six months ended December 31, 2002. This capital investment represents expenditures made on product development and equipment required for the first TOC contract. This increase was primarily due to our investment in computer equipment. We have outstanding capital commitments of $1,900,000 for the purchase of product and equipment required for our first TOC contract.

      We generated negative cash flow from operating activities of $1,837,890 during the three months ended March 31, 2004, as compared to $427,423 during the three months ended March 31, 2003. This increase in negative cash flow was primarily due to our expansion of the organization and associated overhead related to performing our initial TOC contract, acquisition and development of programming content, purchase and installation of equipment for on-train product trials on three cars, and added corporate costs associated with becoming a public company, including increased professional services fees, such as legal and accounting fees.

      We generated negative cash flow from operating activities of $1,284,953 during the six months ended December 31, 2003, as compared to $961,664 during the six months ended December 31, 2002. This increase in negative cash flow was primarily due to our expansion of the organization and associated overhead related to performing our initial TOC contract, increased market research, which included two on-train product trials, and added corporate costs associated with becoming a public entity, including increased professional services fees, such as legal and accounting fees.

      To date, we have financed our operations with cash from financing activities totaling approximately $9,157,210. As of March 31, 2004 we had no bank line of credit and had no commercial loans.

      We completed a private placement on April 28, 2004 for approximately $10 million of a newly issued Series A convertible preferred stock and warrants to purchase Common Stock. Proceeds will be used for working capital, repayment of existing liabilities and equipment purchases. We expect to begin to generate cash from our advertising-based sales model in the third quarter of fiscal 2004 and these revenues will grow as our installation base increases and a greater market acceptance of our medium as a viable outlet for advertisers grows. We believe the combination of the equity financing and cash generated from operations will provide sufficient cash resources to finance our operations and projected expansion of our marketing and research and development activities for the next twelve months. If, however, we are in a position to accelerate the installation of equipment in connection with new contracts with other TOCs that we do not currently anticipate and/ or the revenues generated from our advertising-based sales model are less than our current forecast, it is possible that we would require more funds sooner than presently anticipated. In such event, we would need to obtain additional funds and cannot assure you that we will be able to do so on favorable terms, if at all.

      Our audited financial statements for the fiscal year ended December 31, 2003 were prepared assuming that we will continue as a going concern. As discussed in the notes to the financial statements, TNX, which is in the development stage, has suffered recurring losses from operations and has a net capital deficiency. These factors raised substantial doubt about whether we have the ability to continue as a going concern.

TABLE OF CONTRACTUAL OBLIGATIONS

      The following table sets forth our future contractual obligations as of December 31, 2003. Such obligations include the purchase of equipment to satisfy our initial TOC contract and automotive lease payments.

                             PAYMENTS DUE BY PERIOD

Contractual                             Less Than 1         1-3         3-5       More Than 5
Obligations                  Total          Year           Years       Years         Years
-----------                  -----          ----           -----       -----         -----
Notes Payable               $485,000      $485,000              $0         $0         $0
Operating Lease              $91,253       $41,954         $43,044     $6,255         $0
Obligations
Purchase                  $1,900,000    $1,900,000              $0         $0         $0
Obligations
             TOTAL        $2,476,253    $2,426,954         $43,044     $6,255         $0

OFF-BALANCE SHEET ARRANGEMENTS

      We do not have any off balance sheet arrangements.

RECENT ACCOUNTING PRONOUNCEMENTS

      There are no accounting standards issued before March 31, 2004 but effective after March 31, 2004 that are expected to have a material impact on our financial reporting.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On December 29, 2003, our Board of Directors voted to replace our independent accountant, Hall & Company, certified public accountants. Effective as of December 29, 2003, our new independent accountants are BDO Seidman, LLP
(BDO). We authorized Hall & Company to respond fully to any inquiries from BDO and to make its work papers available to BDO.

      The reports of Hall & Company from November 11, 2002 through December 29, 2003, did not contain any adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. From November 11, 2002 through December 29, 2003, there were no disagreements between us and Hall & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, from November 11, 2002 through December 29, 2003, there were no "reportable events" within the meaning of Item 304 of the Regulation S-K promulgated under the Exchange Act.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

EXCHANGE RATE SENSITIVITY

      We incur expenses for our operations in the United Kingdom in British pounds sterling and translate these amounts into United States dollars for purposes of reporting consolidated results. We have not engaged in foreign currency hedging transactions for the fiscal year ended December 31, 2003 or through the quarter ended March 31, 2004. There can be no assurance that a sudden and significant decline in the value of the British pound sterling would not have a material adverse effect on our financial condition and results of operations.

INTEREST RATE SENSITIVITY

      We have not invested in marketable securities. We had outstanding notes payable of $485,000 as December 31, 2003, of which $435,000 was repaid in January 2004.

                           DESCRIPTION OF OUR BUSINESS

      Unless otherwise indicated, or unless the context otherwise requires, all references below to the term "TNX," "we," "our" or "us" shall mean TNX Television Holdings, Inc. (a publicly-traded company formerly known as SZM Distributors, Inc.), which acquired all of the assets and assumed all of the liabilities of the privately-held company, TNX Television, Inc. and its consolidated subsidiary, TNCI UK Ltd., in a reverse acquisition transaction on November 13, 2003, and succeeded to the business of TNX Television, Inc. and TNCI UK Ltd.

COMPANY OVERVIEW

      We are engaged in the development, installation and operation of in-carriage broadcast systems on commuter railway lines. We have developed an integrated solution for railway commuter services that delivers entertainment and information programming to passengers via the operation of an in-carriage broadcast system, or the TNX system. We believe that we are the only company currently with a total solution to in-train television broadcasting. Our business model is designed to make the adoption of the system very simple for railway companies. We develop, install, maintain and finance all of the necessary equipment on the trains. We also provide all content programming and revenue generation management. In return, we pay the train operator an agreed-upon fee for the concession rights to install the TNX system on their trains. We believe that installation of our TNX system offers considerable benefits to train operators beyond the additional revenues they would receive, including the ability to offer a more entertaining passenger experience and enhanced communication of information to passengers. We intend to generate revenues by selling commercial time to advertisers that would be broadcast during the programming similar to conventional television broadcasting.

      Our initial focus is on commuter train lines in the United Kingdom, where we already have exclusive commercial relationships for the provision of our TNX system with a number of the privately owned TOCs, including definitive six-year agreements with Central Trains Ltd. ("Central Trains"), c2c Rail Limited ("c2c") and Arriva Train Wales ("Arriva") and a five-year agreement with South Central Limited ("South Central"). Installation of our system on Central Trains began in March 2004 and we plan to initially install our system on trains servicing 18 million of Central Trains' 35 million passenger journeys per year. Our initial target of installation for our other contracts is as follows: all 29 million passenger journeys on c2c, 10 million of 16 million on Arriva Trains Wales and 75 million of 114 million on South Central. We have also entered into letters of intent giving us 12-month negotiating exclusivity with Thameslink, Connex Southeastern, WAGN (now part of Great Anglia) and Silverlink. Collectively, these TOCs and the TOCs with whom we have entered into agreements represent over 50% of the UK commuter train market and over 70% of the London commuter market. We have focused on the UK market, because the privatized environment has made train operators more innovative and receptive to offering the railway passenger a better travel experience. The UK commuter market encompasses approximately 900 million passenger journeys per year.

      If the implementation of our system is successful, we plan to expand into other markets in the second half of 2005, with targeted installation beginning in 2006. Other markets will be evaluated based on several criteria, including: number of passenger journeys per year, average journey length, passenger demographics, concentration of riders per journey, regulatory environment, competition, technology issues, strategic partnership opportunities and strength of advertising market, among others.

      Our broadcast programming is delivered via satellite to railway stations across the UK, and is then uploaded onto trains at regular intervals during the day when trains pass through the railway stations with our installed radio nodes. Typically, train carriages will be fitted with five to six liquid crystal display, or LCD, screens. The broadcasts will be designed for a 30 minute average journey, and will be broken into short segments, including news, entertainment, sports, weather, music videos, special interest programming (food, travel, fashion), all of which we expect will be supplied through relationships to be established with third party content providers. We have entered into a content supply contract with Independent Television News Limited of London (ITN), a leading international news organization, to provide us comprehensive national and international news service on an exclusive basis to be shown on TNX's commuter rail television service in the UK. We have conducted a pilot phase of the TNX system on both the Birmingham and London commuter train networks, from which customer feedback has been extremely positive. A "television free zone" will be designated in each carriage for passengers desiring not to hear the audio from the system.

      We expect to generate revenues by selling commercial time to advertisers. We believe that our in-train captive audience programming represents a major new potential advertising medium. At a time of increasing channel proliferation as a result of digitalization, our medium offers a captive audience that on average spends thirty minutes in the train twice a day, five days per week and two-thirds of which travel the same journey every day. The audience also has highly appealing demographic characteristics that have traditionally appealed to advertisers. We are currently working together with the UK independent media sales house, Digital Media Sales Ltd., to market the opportunity to both media buyers and outdoor media specialists. We expect to receive our first commitments from advertisers for the Central Trains contract during the second calendar quarter of 2004.

OUR CORPORATE HISTORY

      TNX Television Holdings, Inc., is a Delaware corporation and operates through its wholly-owned subsidiary, TNCI UK, Ltd. ("TNCI"). In October 2003, TNX Television, Inc. ("TNX TV") was established and on October 23, 2003 merged with TNCI UK, Ltd. TNCI was formally established in the United Kingdom as a corporation registered under the laws of England and Wales in September, 1999 to develop, install and operate screens providing captive audience information and entertainment based programming specifically for the passenger rail market.

      Pursuant to TNCI's merger with TNX TV, the shareholders of TNCI received 25,136,708 shares of TNX TV in exchange for all of the outstanding shares of TNCI or 21,349,884 shares. In addition, options and warrants to purchase 5,366,833 common shares of TNCI were exchanged for options and warrants to purchase 6,334,076 shares of Common Stock of TNX TV. Upon completion of the merger, TNCI became a wholly-owned subsidiary of TNX TV. At the merger date, 100,000 shares of TNX TV common stock were issued to an unaffiliated consultant for services rendered in conjunction with the merger. As a result, a charge of $25,000 was recorded for these services.

      On November 13, 2003, a wholly-owned subsidiary of SZM Distributors, Inc. ("SZMD"), a Nevada corporation, SZMD Acquisition II, Inc., ("Acquisition Subsidiary"), merged with and into TNX TV. TNX TV became a wholly-owned subsidiary of SZMD in a transaction accounted for as a reverse acquisition of SZMD by TNX TV. Prior to the reverse merger, SZMD was a non-operating public shell corporation with nominal assets. In accordance with the terms of the merger, the stockholders of TNX TV exchanged all of the issued and outstanding shares of TNX TV at a one for one ratio for 28,665,924 shares of SZMD's common stock. The holders of options and warrants to acquire 6,334,076 shares of TNX TV's common stock exchanged their options and warrants for options and warrants to acquire 6,334,076 shares of SZMD's common stock, and the 1,000 issued and outstanding shares of Acquisition Subsidiary common stock were converted into 1,000 shares of TNX TV common stock.

      Prior to the merger with TNX TV, loans to TNCI amounting to $857,305, which included accrued interest of $31,305, were converted into 3,429,216 shares of common stock of SZMD at a rate of $.25 per share.

      TNX TV's stockholders acquired direct and beneficial ownership and control of approximately 67% of SZMD's outstanding common stock. The transaction was accounted for as a reverse acquisition whereby, for accounting purposes, TNX TV is considered the accounting acquirer and the historical financial statements of TNX TV became the historical financial statements of SZMD.

      In conjunction with the merger, SZMD completed a $1,000,000 equity private placement of 4,000,000 shares of SZMD's common stock at $.25 per share. The private placement was issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The proceeds, net of expenses totaling $111,963, were used to satisfy outstanding liabilities of SZMD and to provide working capital for the combined entity.

    On February 12, 2004, at a special meeting of stockholders, our stockholders approved (i) the change of our state of incorporation from Nevada to Delaware and our corporate name to TNX Television Holdings, Inc. by means of a merger with and into TNX Television Holdings, Inc., a Delaware corporation and our newly formed wholly-owned subsidiary, and (ii) the 2004 Employee, Director and Consultant Stock Option Plan. The reincorporation merger was consummated on February 17, 2004.

    In addition, we changed our Over-the-Counter Bulletin Board stock symbol for our Common Stock from "SZMD" to "TNXT." We plan to initiate the process of applying to list our Common Stock on the American Stock Exchange (AMEX) in the United States and are considering the benefits a listing on the Alternative Investment Market (the AIM) of the London Stock Exchange. The AIM is the London Stock Exchange's global market for small growing companies.

INDUSTRY BACKGROUND

      The UK railways were privatized between 1995 and 1997. The infrastructure was placed in a public company, Railtrack Group, and the operation of the trains was divided into 25 franchised TOCs. The passenger rail cars were sold to specialist leasing companies and then leased back to the TOCs. The TOCs won their franchises through a competitive process which focused on performance and subsidies to be paid by the TOCs to the UK government. Most franchises were awarded for seven years, but some franchises were awarded for longer periods in cases where the purchase of new trains was necessary. The franchises are structured in such a way that the TOC effectively has no assets but is focused on providing the train service. Some of the TOCs are in the process of renewing their franchises.

      Entertainment systems are a new area for the TOCs. Entertainment and information systems have been limited in railway applications because of technological problems in communicating with the trains. An information and entertainment system represents a potential new source of revenue for the TOCs. Additionally, the introduction of such systems provides an opportunity for the TOCs to communicate more effectively with their passengers, which is a key issue for the Strategic Rail Authority, the governing UK agency that controls the TOCs' franchise.

OUR SOLUTION

      The introduction of public frequency radio systems in recent years has provided an opportunity to overcome the technological limitations of providing broadband radio communications to trains. We have developed what we believe is a unique business proposal that simplifies the adoption of entertainment and information systems by the TOCs by offering a complete solution which is tailored to the railway environment utilizing the commercial standards especially adapted to our application and providing a turnkey system at no cost to the TOC. We manage installation, maintenance, and provision of content and are responsible for generating advertising revenues by selling commercial time to advertisers. In return, the TOC receives a payment based on the number of passenger journeys and the utilization of space on their trains. In addition, we can provide enhanced passenger information systems and improved security through closed circuit television, or CCTV.

      We believe that the turnkey solution is very attractive to TOCs, first, because of their lack of technical expertise in our type of entertainment system, and secondly, we absorb for them the costs of buying, installing and maintaining the systems. This allows TOCs to focus on their core competencies instead of installing and maintaining entertainment systems.

OUR STRATEGY

      Our strategy has been to focus initially on the UK market, where the privatized environment has made train operators more innovative and receptive to offering the railway passenger a better travel experience than in other countries where the train system is government operated. We entered into our first agreement with Central Trains Ltd, the train operator for the Birmingham commuter services. We are now focusing on the London commuter services, which provide large numbers of passengers with an extremely attractive demographic profile to advertisers. Our strategy is to have our TNX system deployed and accessible to an audience attractive to advertisers in the shortest possible time. By broadcasting our programming to a large number of passengers, we believe that we can create better opportunities for advertisers, thereby increasing our potential revenues from advertising.

      We expect to enter into agreements with additional UK-based TOCs with whom we currently have letters of intent during the second calendar quarter of 2004 and begin installation and operations with these TOCs soon thereafter. If successful in the UK, we intend to expand our efforts into other suitable markets outside the UK, such as in continental Europe, the United States or East Asia. We expect once we have successfully established TNX systems in the UK, the sales cycle in other markets would become shorter. We intend to pursue markets based on several market factors, including, passenger demographics, average commute time, strategic partnerships, content availability, regulatory and legal issues, and technology and infrastructure requirements.

      We intend to conduct regular independent market surveys on the impact on, and retention by, passengers viewing TNX system-delivered advertising. Such surveys will be used to evaluate and market the strength of the medium and, if needed, to fine tune the content offering. We believe that regular measurement of ridership and demographics should allow us to maximize our advertising potential and provide advertisers with a current assessment of the impact of their advertisements and an indication of the value generated by the particular campaign.

OUR TECHNOLOGY - THE TNX SYSTEM

      Our TNX system provides passengers with access to news, information, entertainment and advertising through video and audio streams displayed on LCD flat panel screens installed at key locations within the rail vehicle. Multimedia content programming is delivered from a play-out center across a satellite network to the rail depots or stations for automatic update by wireless technology to the rail vehicles overnight, and as the trains arrive and leave the stations.

      The TNX system integrates technologies that have been tested and are available in other applications. We will be using third party companies to manufacture and supply the TNX systems under contract, using our proprietary network architecture and specifications. The system's network architecture will use technology in the 2.4 GHz ISM licensed exempt band, which is currently the most widely available technology for our application and licensed for use in the UK and United States and currently rolling out throughout Europe, where approvals for its use have recently been granted

      The TNX system has been designed to easily retrofit into a rail vehicle and addresses key issues of size, weight, power consumption and maintenance. Maintenance is a critical issue given the harsh environment; as a result, the TNX system uses rugged equipment to increase reliability.

      The TNX system is designed to allow the content played during the day to be varied to suit the interests of the demographic population that is using the train at different times. Thus, advertising can be targeted more effectively, thereby maximizing advertising impact and revenues.

PROGRAMMING

      Content programming acquired by us can be divided into two distinct categories: (1) news, weather and sports programming and (2) general interest features. On March 24, 2004 we announced that TNCI UK had entered into a content supply contract with Independent Television News Limited of London (ITN), a leading international news organization. Under the contract, ITN will provide a comprehensive national and international news service on an exclusive basis to be shown on TNX's commuter rail television service in the UK. The term of the contract is three years and can be extended by mutual agreement. We expect that the general interest items will be sourced from a range of production companies, mostly based in the UK, where there is a wide choice and competitive pricing. We expect that the content will be procured on the basis of captive audience pricing.

      As we expand into other countries, we will need to establish appropriate sources of content for such countries.

CUSTOMERS

      Our initial strategy is to target commuter train lines in the UK. We have established exclusive commercial relationships for the provision of our TNX system with a number of the privately owned TOCs, including definitive six-year agreements with Central Trains Ltd. ("Central Trains"), c2c Rail Limited ("c2c") and Arriva Train Wales ("Arriva") and a five-year agreement with South Central Limited ("South Central"). Installation of our system on Central Trains began in March 2004 and we plan to initially install our system on trains servicing 18 million of Central Trains' 35 million passenger journeys per year. Our initial target of installation for our other contracts is as follows: all 29 million passenger journeys on c2c, 10 million of 16 million on Arriva Trains Wales and 75 million of 114 million on South Central. We have also entered into letters of intent giving us 12-month negotiating exclusivity with Thameslink, Connex Southeastern, WAGN (now part of Great Anglia) and Silverlink. Collectively, these TOCs and the TOCs with whom we have entered into agreements represent over 50% of the UK commuter train market and over 70% of the London commuter market. We have focused on the UK market, because the privatized environment has made train operators more innovative and receptive to offering the railway passenger a better travel experience. The UK commuter market encompasses approximately 900 million passenger journeys per year.

      We expect to enter into agreements with additional UK-based TOCs with whom we currently have letters of intent during the balance of the second quarter and third quarter of 2004 and begin installation and operations with these TOCs soon thereafter. If successful in the UK, we intend to expand our efforts into other suitable markets outside the UK, such as in continental Europe, the United States or East Asia. We do not expect to reach this point until calendar year 2005. We expect that with successful TNX systems in operation in the UK, the sales cycle in other markets would become shorter. We intend to pursue markets based on several market factors, including passenger demographics, average commute time, strategic partnerships, content availability, regulatory and legal issues, and technology and infrastructure requirements.

SALES AND MARKETING

      We are currently engaged in securing agreements with TOCs for the installation of our systems and soliciting advertisers for the commercial slots available during the content programming. We have one employee directly engaged in securing agreements with the TOCs and one employee managing the activities of third party specialist advertising sales house engaged in the sale of advertising space during our content programming.

      Prior to entering into the first contract, we conducted a demonstration in July 2003 to assess passenger reaction, generate market research data in support of sales, fine tune content and resolve any outstanding technical issues. One of the UK's largest independent market research firms oversaw the collection of passenger feedback. Such firm received nearly one thousand completed questionnaires and also conducted follow-up face-to-face interviews, as well as telephone calls with passengers. Results of the findings from these surveys are shared with prospective TOCs and advertisers as part of our marketing efforts.

      We are seeking advertisers for the advertising slots during our content programming. We expect to initially pay commissions to advertising agencies that we have engaged to sell advertising space. We are currently working together with Digital Media Sales Ltd., a UK-based independent media sales house, to market the opportunity to both media buyers and outdoor media specialists.

MANUFACTURING

      We do not manufacture any of the equipment used in the TNX system. We are, however, responsible for the overall integration of the various elements of the system.

      We purchase most of the hardware for our system, manufactured to our specification, from LMIC, Inc. (f.k.a. Linsang Manufacturing, Inc.), a public company based in Beltsville, Maryland, pursuant to a supply agreement entered into in September 2003. LMIC is an integrated provider of electronic manufacturing services, which was founded by a group of professionals from Yurie Systems and Lucent Technologies, which provides us with a nimble, single, "turn-key" source for the design, development, integration and delivery of interactive broadband entertainment and information systems on trains. LMIC's services include design realization services and quality production services including integration and testing, repair and maintenance and field asset management. Pursuant to the agreement, we are guaranteed certain pricing through December 31, 2005. The agreement provides us favorable payment terms for up to $6 million worth of equipment if ordered by September 30, 2004. In addition, we have an exclusive arrangement with LMIC whereby it cannot enter the railway market with any products competitive to ours, assuming that we are compliant with the terms of the agreement. This stipulation applies for the duration of our relationship with LMIC which at a minimum will be until December 2005.

      Other railway related hardware is sourced from established providers of such equipment within the railway industry.

RESEARCH AND DEVELOPMENT

      Our research and development activities are focused on the development of wireless communication and data transmission systems with particular focus on integrating the encoding of digital data with satellite transmission technology to achieve broadcast quality programming. We are currently working to adapt established technology to meet the stringent regulatory requirements of both rail vehicles and the railroad infrastructure.

      We currently have no budget for research and development. We are, however, looking into new products to support our existing product line, including security-related technologies, such as closed circuit television that could complement our on-board network. Funding sources, however, would need to be developed to support those activities.

COMPETITION

      Currently, we have not identified any direct competitors to our company in the UK commuter rail market. There is a system installed on Heathrow Express (serving London to Heathrow Airport), which employs DVD, rather than server based technology. We do not view DVD-based technology as true competition as it is unable to provide near "real-time" programming. To the best of our knowledge, the Heathrow system has not been updated since installation nearly six years ago. The railway industry has historically been divided into equipment suppliers and train operators. The TNX system is a hybrid and, as a result, unique in its offering as it brings together hardware, support, communications, content and advertising in a single package.

      We may face potential future competition as the market develops for our products. There are no meaningful intellectual property barriers to prevent competitors from entering into this market, and we cannot assure that a competitor with greater resources than us will not enter into the market. These competitors may have vastly larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources.

INTELLECTUAL PROPERTY

      We will rely on copyright, trade secret and trademark law, as well as provisions in our license, supply and other agreements in order to protect our intellectual property rights. We have registered the TNX name and logo as a UK trademark. As part of the supply agreement with Linsang which requires the supply of hardware according to our specifications and the development contract with NIIT Ltd., a diversified global IT services company, we retain the intellectual property rights for the system developed for the TNX system. We do not have any patents or pending patent applications. All of our employees have a non-disclosure provision included in their service agreements.

GOVERNMENT REGULATION

      We are not classified as a broadcaster, but as the provider of captive audience programming. As a result, we are not subject to government legislation designed to control broadcasters. As we offer advertising, however, we will have to comply with the self-regulation standards relating to advertising in the UK and, if we expand to other countries, we may have to comply with similar regulations in other countries.

EMPLOYEES

      As of March 31, 2004, we had a total of 23 full-time employees. Of these 23 employees, we have three employees, including our Chief Executive Officer and Vice President of Business Development, based in the United States and the others are located in the United Kingdom. In the UK, in addition to the Managing Director of TNCI UK, a total of 12 individuals are engaged in Operations/Engineering, three are in finance, two in sales and marketing and media management and one provides administrative support.

      Our corporate headquarters are located in the Center City section of Philadelphia, Pennsylvania in approximately 2,094 sq. ft of office space based on a tenancy at will agreement. Monthly lease payments are $3,315 per month plus electric and operating charges. We also have a license for office facilities for two staff members based in London. The accommodation is terminable on three months' notice. We are also seeking to enter into a five-year lease for a warehouse and workshop facility in Derby, England.

RECENT DEVELOPMENTS

      April 2004 Private Placement

      On April 28, 2004, we completed a private placement of securities in which we raised approximately $10,080,000 in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds to us of approximately $9,300,000 after deducting the placement agent fees and other expenses related to the private placement. Roth Capital LLC acted as lead placement agent in connection with the private placement.

      Pursuant to the terms of the private placement, we issued to investors 10,080 shares of 5% Series A convertible preferred stock with a stated value of $1,000 per share, convertible into an aggregate of 7,466,664 shares of our Common Stock at a conversion price of $1.35 and warrants to purchase an aggregate of 3,733,337 shares of Common Stock at an exercise price of $1.75 per share. Investors received a warrant to purchase one share of Common Stock for each two shares of Common Stock issuable upon conversion of the shares of preferred stock.

      Each share of Series A preferred stock entitles the holder to receive a 5% cumulative dividend payable quarterly in arrears within three trading days of each of March 31, June 30, September 30 and December 31. We may pay the dividends, at our option, either in cash or shares of Common Stock. The holders of the Series A preferred stock are entitled to a liquidation preference equal to the amount invested, plus any accumulated and unpaid dividends. Except as otherwise required by law, the Series A preferred stock is non-voting. However, for so long as any shares of the Series A preferred stock are outstanding, we shall not, without the affirmative vote of the holders of at least a majority of the shares of preferred stock then outstanding: alter or change adversely the powers, preferences or rights given to the Series A preferred stock; authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to the Series A preferred stock; redeem or purchase any of our securities; pay or declare a dividend upon any junior securities; or enter into any agreement with respect to the foregoing items.

      Each share of Series A preferred stock will automatically convert into Common Stock at a conversion price of $1.35 at such time as the volume weighted average price of our Common Stock for each of 30 consecutive trading days is greater than $4.00 per share.

      The warrants issued in the private placement have an exercise price of $1.75 per share of Common Stock and will expire five years from the closing date. We may call the warrants, at any time commencing one year after the closing, if the volume weighted average price of the Common Stock for each of 30 consecutive trading days following the one year anniversary of issuance is greater than $4.50 per share.

      Roth Capital Partners LLC acted as lead placement agent in connection with the equity financing and received compensation in the form of cash in the amount of $584,937. In addition, Roth Capital received warrants to purchase 309,414 shares of Common Stock, exercisable for five years from the date of issuance. First Montauk Securities Corp., JMP Securities and Wainwright Securities acted as sub-placement agents in connection with the financing and received compensation in the amount of $49,262, $40,250 and $31,500, respectively, and warrants to purchase 25,953, 21,297 and 16,667 shares of Common Stock, respectively. All of such warrants issued to these placement agents were in the same form as the warrants issued to the investors in the private placement. Another individual received compensation in the form of 150,000 shares of our Common Stock which were valued at $375,000 for introducing certain investors that participated in the offering.

      We used the net proceeds from the financing to repay approximately $850,000 of indebtedness to certain of our affiliates and the remainder will be used for general corporate purposes and working capital, including the repayment of promissory notes to Irwin Gross in April 2004 for an aggregate of $230,000 in connection with a bridge loan made by Mr. Gross to us. The notes were payable on demand on May 6, 2004. The bridge loan included a one-time transaction fee of $2,000. The notes were repaid on May 5, 2004 in the amount of $232,000. .

      Our directors, executive officers and certain holders of greater than 5% of our outstanding Common Stock have agreed not to sell or otherwise dispose of any of our securities held by such persons, subject to certain exceptions, without the consent of the placement agent, for a period of 180 trading days commencing upon the closing of the private placement.

      The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D promulgated under the Securities Act. In connection with the Securities Purchase Agreement, we entered into a Registration Rights Agreement with the investors, also dated as of April 23, 2004, which requires us to file a registration statement with the Securities and Exchange Commission within 30 days of the closing covering the resale of (i) the shares of Common Stock underlying the shares of preferred stock issued to the investors and (ii) the shares of Common Stock underlying the warrants issued to the investors and
(iii) 373,375 shares of common stock issuable in respect of a possible payment of a five percent dividend on the preferred stock for four fiscal quarters and to have such registration statement declared effective within 90 days after such closing, subject to extension as a result of written comments by the Securities and Exchange Commission. We would be subject to penalties of up to 1.5% of the investor's investment per month for each month we were late in meeting such deadlines up to a cap of an aggregate of 15%. In addition to covering the resale of the investors' securities described above, such registration statement will also cover the resale of 3,000,000 shares of Common Stock held by current stockholders, the 373,331 shares underlying the warrants issued to the placement agents. This prospectus is part of the registration statement being filed pursuant to our obligations under the Registration Rights Agreement.

LEGAL PROCEEDINGS

      We are not currently subject to any material legal proceedings. However, we may from time to time become a party to legal proceedings arising in the ordinary course of our business.

PROPERTIES

      Our corporate headquarters are located in the Center City section of Philadelphia, Pennsylvania in approximately 2,094 sq. ft of office space based on a tenancy at will agreement. Monthly lease payments are $3,315 per month plus electric and operating charges. Our operating subsidiary, TNCI UK, Ltd., occupies approximately 6,000 square feet of office space in Derby, England based on a tenancy at will agreement. Monthly lease payments under this lease are approximately $8,750 per month. We are currently negotiating with the landlord's agent to enter into a more formal lease for a period of five years. If we are unsuccessful in negotiating for a more permanent lease at such location, we believe that suitable space will be readily available at other locations.

                                   MANAGEMENT

OUR BOARD OF DIRECTORS

      Our Board of Directors currently consists of five members. Our directors are elected at the Annual Meeting of stockholders and hold office until their successors are elected and qualified.

      Set forth below are the names of our directors, their ages, their offices, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME                     AGE    POSITION
----                     ---    --------

Irwin L. Gross           60     Chairman, Chief Executive Officer and President
Stephen J. Ollier        53     Director and Managing Director of TNCI UK, Ltd.
Nicolas Rogerson         60     Director
S. Lance Silver          35     Director
Howard Silverstone       43     Director

IRWIN L. GROSS became our Chairman, President and Chief Executive Officer upon the completion of the reverse merger in November 2003. Mr. Gross has been a director of TNCI UK, Ltd., our wholly-owned subsidiary, since 1999. In 1998, Mr. Gross founded and is currently the principal of the financial services firm, Ocean Castle Partners, LLC. Since 1998, Mr. Gross has been Chairman and CEO of Global Technologies, Ltd., a technology incubator. Mr. Gross became Chairman and Chief Executive Officer of The Network Connection, Inc. in 1999. The Network Connection, Inc. filed for Chapter 11 bankruptcy protection on March 24, 2001 and subsequently filed for Chapter 7 bankruptcy protection on January 17, 2002, whereupon Mr. Gross resigned as Chief Executive Officer and Chairman. From 1984 to 1998, Mr. Gross was Chairman and Chief Executive Officer of ICC Technologies ("ICC"), a desiccant-based air conditioning company. In 1998, ICC completed a reverse merger with Rare Medium, Inc., an Internet and e-commerce business solutions company. Mr. Gross earned a Bachelor of Arts degree in accounting from Temple University and a J.D. degree from Villanova University School of Law.

STEPHEN J. OLLIER became a director in December 2003. Mr. Ollier has been the Managing Director of TNCI UK, Ltd. since 1999 and has been responsible for the operations of TNCI UK and the development and marketing of TNX's Digital-Rail system. From 1994 until 1999, Mr. Ollier was the Division Head at ALSTOM Railway Maintenance Services Ltd., a division of ALSTOM, which provided railway maintenance in Europe and Asia. Mr. Ollier has over 33 years of experience in the UK railways industry, including 20 years with the publicly-owned British Railways, where he held several management positions. Mr. Ollier obtained a degree in mechanical engineering from Salford University in the UK and is a member of the Institution of Mechanical Engineers.

NICOLAS ROGERSON became a director in December 2003. Mr. Rogerson was the founding partner and has been a director since 2000 of Concept 2 Profit Ltd., a business developer. From 1969 to 2000, Mr. Rogerson has worked for Dewe Rogerson Group, a company that he co-founded and one of the UK's first integrated financial communications companies, providing a range of marketing communications services primarily to listed, soon-to be listed companies and financial institutions and became its Managing Director in 1975. In 1985, there was a reorganization reflecting the growing international nature of the business and Mr. Rogerson was appointed Group CEO and Chairman of Dewe Rogerson International. In 1998, Mr. Rogerson negotiated and completed the sale of Dewe Rogerson Group to Incepta plc. Mr. Rogerson attended Winchester College and Magdalene College in the UK.

S. LANCE SILVER became a director in December 2003 and has been a director of TNCI UK since 1999. Mr. Silver is also a partner in the Philadelphia-based law firm of Wilk, Brand & Silver, P.C. Mr. Silver's other current business interests include control of the Silk Real Estate Group, which consists of 20 properties in the Philadelphia area and ownership of Silk Abstract Company, a provider of title insurance and related land transfer services in Pennsylvania and New Jersey. From September 1999 to December 2002, Mr. Silver served as General Counsel of Global Technologies, Ltd., a technology incubator that was publicly traded on the Nasdaq Stock Market. From September 1994 to September 1999, Mr. Silver practiced in the corporate department of Wolf Block Schorr and Solis-Cohen, LLP, where he specialized in securities law and mergers and acquisitions. Mr. Silver received his Juris Doctor from Temple University School of Law, where he graduated magna cum laude and Law Review. He received a Bachelor of Science in Finance from Pennsylvania State University.

HOWARD SILVERSTONE became a director in December 2003. Mr. Silverstone has extensive experience with forensic and investigative accounting and is a licensed certified public accountant in Pennsylvania and a chartered accountant in the UK. Over the past ten years, Mr. Silverstone has worked as a principal in the Philadelphia office of Kroll Inc. Mr. Silverstone is co-author of "Forensic Accounting and Fraud Investigation for Non-Experts," has had several papers published in accounting and law trade journals and has testified on numerous occasions on issues involving lost profits, fraud and construction claims in federal and state courts, mediations and arbitrations. Mr. Silverstone has a Bachelor of Arts degree in accounting from London Guildhall University in London, England.

OUR EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers who are not also directors.

NAME                  AGE       POSITION
----                  ---       --------

Philip A. Campbell    46        Commercial Director, TNCI UK Ltd.
Norman Fetterman      62        Chief Financial Officer
David N. Shevrin      41        Vice President of Strategic Planning and
                                  Finance and Secretary

PHILIP A. CAMPBELL joined TNCI UK, Ltd. in March 2000 as its Commercial Director. Prior to joining TNCI UK, Mr. Campbell was the Director of Commercial Services of ALSTOM Train Services Ltd., a division of ALSTOM Corporate Communications from 1988 through 1999, where he was an integral part of a team that successfully secured several multi-million dollar contracts. In 1997-1998, Mr. Campbell helped develop the Materials Division of the ALSTOM Service business, where he was instrumental in establishing a range of innovative contractual relationships by that company. Also active on international efforts while at ALSTOM, he succeeded in setting up a Hong Kong based purchasing operation to utilize sourcing from mainland China in support of ALSTOM contracts in that region. In 1995-1997, he joined the newly established Service business to create its commercial department. In 1988, he joined ALSTOM's multinational team to build the Eurostar trains for operation between London, Paris and Brussels. As Project Accountant, he was instrumental in negotiating a beneficial international taxation structure for the companies involved. Prior to joining ALSTOM, Mr. Campbell held a number of financial posts with companies based in Europe and the Gulf.

NORMAN FETTERMAN became our Chief Financial Officer on February 12, 2004. In 1996, Mr. Fetterman formed Alfred Henry Corporate Finance Limited ("Alfred Henry") with Jeffreys Henry, Chartered Accountants, which is associated worldwide through Jeffreys Henry International, a global association of independent firms of business advisors having a membership of some 80 firms operating in over 40 countries. Alfred Henry is regulated by the Financial Services Authority of the UK, and raises development capital of (pound) 1 million to (pound) 20 million for growing companies. The company specializes in pre-IPO funds and restructuring quoted "shell" companies. Mr. Fetterman has been qualified as a chartered accountant since 1964 and a Fellow of the Institute since 1969.

DAVID N. SHEVRIN assumed the position of Vice President of Strategic Planning and Finance at the time of our special meeting of stockholders on February 12, 2004. Mr. Shevrin served as our Chief Financial Officer from the completion of the merger in November 2003 through February 12, 2004. He became the our Secretary in December 2003. In 1998, he co-founded Ocean Castle Investments, LLC, and a financial services firm and served as a Vice President. He led the firm's investment evaluations and provided business development, strategic planning and on-going management support for the portfolio companies. From 1998 to 2002, Mr. Shevrin served as Vice President and Secretary of Global Technologies, Ltd., a technology incubator, with primary responsibility for business development and analysis. From 1994 to 1998, Mr. Shevrin served as Assistant to the Chief Executive Officer at ICC Technologies, overseeing many diverse corporate projects and played a key role in its reverse merger with Rare Medium Corp. Before then, Mr. Shevrin served as a Product Manager with Kraft General Foods, managing a portfolio of products. Mr. Shevrin received his M.B.A. degree from Duke University's Fuqua School of Business and a B.A. in Economics from Emory University.

                             EXECUTIVE COMPENSATION

      The following table provides certain summary information concerning the compensation earned during the fiscal years ended June 30, 2002 and June 30, 2003, respectively, and, due to the change in our fiscal year end from June 30th to December 31st, the twelve-month period ended December 31, 2003 and the six-month period ended December 31, 2003 for services rendered by our (1) Chief Executive Officer, (2) each of our other most highly compensated executive officers who earned over $100,000 during the last fiscal year and (3) the individual who acted as our Chief Executive Officer prior to the reverse merger. The information provided for the twelve-month period ended December 31, 2003 will overlap with the information provided for the fiscal year ended June 30, 2003 and with the six months ended December 31, 2003. Unless otherwise noted, the compensation paid to our current Chief Executive Officer and the other officers listed below (other than Ms. Sherman) prior to November 13, 2003, the date of the reverse merger, was paid to such officers by TNCI UK, the wholly-owned subsidiary of TNX Television Holdings, Inc.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                     ------------------
                                                                           AWARDS
                                                                     ------------------
                                                                        SECURITIES
 NAME AND PRINCIPAL                                    OTHER ANNUAL  UNDERLYING OPTIONS/     All Other
     POSITION         YEAR        SALARY      BONUS    COMPENSATION        SARS(#)          COMPENSATION
     --------         ----        ------      -----    ------------  -------------------    ------------
Irwin L. Gross,       2003(1)   $223,000(5)    $0      $0               327,047                $0
Chief Executive       2003(2)   $421,000(6)    $0      $0               725,150                $0
Officer, Chairman     2003(3)   $396,000(7)    $0      $0               1,724,303              $0
& President           2002(4)   $165,000(8)    $0      $0               0                      $0

David Shevrin,        2003(1)   $7,833         $0      $0               270,795                $0
Chief Financial       2003(2)   $7,833         $0      $0               270,795                $0
Officer &             2003(3)   $0             $0      $0               248,211                $0
Secretary             2002(4)   $0             $0      $0               0                      $0

Stephen J. Ollier     2003(1)   $112,063       $0      $10,464(9)       --                     $5,603 (10)
Managing              2003(2)   $217,108       $0      $16,734(9)       --                     $10,855 (10)
Director              2003(3)   $208,319       $0      $17,968(9)       767,801                $10,416 (10)
TNCI UK, Ltd.         2002(4)   $191,277       $0      $16,336(9)       --                     $9,564 (10)

Philip Campbell       2003(1)   $77,582        $0      $8,523 (9)       --                     $3,879 (10)
Commercial            2003(2)   $150,306       $0      $14,826(9)       --                     $7,515 (10)
Director              2003(3)   $144,221       $0      $13,816(9)       698,000                $7,211 (10)
TNCI UK, Ltd.         2002(4)   $132,423       $0      $12,584(9)       --                     $6,621 (10)

Nicole Sherman,       2003(1)   $0             $0      $0               --                     $0
Former Chief          2003(2)   $0             $0      $0               --                     $0
Executive             2003(3)   $0             $0      $0               --                     $0
Officer (11)          2002(4)   $0             $0      $0               --                     $0

(1) On February 2, 2004, we changed our fiscal year end from June 30th to December 31st. The compensation in this row reflects compensation paid during the six months ended December 31, 2003 and therefore includes six months of compensation reflected in the following row for the twelve months ended December 31, 2003.
(2) This row reflects compensation for the twelve months ended December 31, 2003.
(3)   This row reflects compensation for the fiscal year ended June 30, 2003.
(4)   This row reflects compensation for the fiscal year ended June 30, 2002.
(5) Includes a $25,000 management fee paid to Belgravia Investment Partners, LP ("Belgravia"), of which Mr. Gross is the managing partner and has sole voting and dispositive power and $198,000 of accrued consulting fees payable to Ocean Castle Partners, LLC ("Ocean Castle"), of which Mr. Gross is the principal and has sole voting and dispositive power pursuant to a consulting agreement with Ocean Castle.
(6) Includes a $25,000 management fee paid to Belgravia and $396,000 of accrued consulting fees payable to Ocean Castle pursuant to a consulting agreement.
(7) Includes $132,000 of consulting fees paid to Ocean Castle and $264,000 of accrued consulting fees payable to Ocean Castle, pursuant to a consulting agreement.
(8)   Includes $165,000 of consulting fees paid to Ocean Castle Partners, LLC.

(9) Other Annual Compensation for Messrs. Ollier and Campbell consisted of the payment of automobile expenses pursuant to the terms of their respective employment agreements.
(10) All Other Compensation for Messrs. Ollier and Campbell consisted of pension plan contributions pursuant to the terms of their respective employment agreements.
(11) Ms. Sherman resigned as an officer on November 13, 2003 in connection with the reverse merger. Pursuant to the pre-merger public filings of SZM Distributors, Inc., Ms. Sherman owned 21,740,000 shares of Common Stock prior to the merger. All but 10,000 of those shares were cancelled in order to facilitate the merger.

OPTION GRANTS IN OUR LAST FISCAL YEAR

      The following table shows grants of stock options that we made during the twelve months ended December 31, 2003 to each of the executive officers named in the Summary Compensation Table, above.

                                             % of Total                                               Potential Realizable
                         Number of           Options/SARs                                         Value at Assumed Annual Rates
                         Securities           Granted to          Exercise                         of Stock Price Appreciation
                         Underlying          Employees in          or Base                               for Option Term(2)
                       Options/SARs       Fiscal Year Ended         Price        Expiration       ------------------------------
  Name                Granted (#) (1)     December 31, 2003       ($/Share)        Date               5%                10%
  ----                ---------------     -----------------       ---------        ----             ------            -------
Irwin L. Gross            398,103               35.2%              $0.129       Oct. 1, 2008        $15,528          $34,693
                          327,047               28.9%               $0.25       Aug. 30, 2009       $27,807          $63,084
David N. Shevrin          270,795               23.9%              $0.129       Aug. 30, 2006       $5,498           $11,545
Stephen J. Ollier            --                   --                 --              --               --                --
Philip A. Campbell           --                   --                 --              --               --                --
Nicole Sherman               --                   --                 --              --               --                --

----------

(1) The options were granted prior to the adoption of our 2004 Employee, Director and Consultant Stock Option Plan. The options granted to the above named executive officers are non-qualified stock options and vested at the date of grant.

(2) In accordance with the rules of the SEC, we show in these columns the potential realizable value over the term of the option (the period from the grant date to the expiration date). We calculate this assuming that the fair market value of our Common Stock on the date of grant appreciates at the indicated annual rate, 5% and 10% compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts are based on assumed rates of appreciation and do not represent an estimate of our future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock, the optionholder's continued employment with us through the option exercise period, and the date on which the option is exercised.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

      The following table shows information regarding exercises of options to purchase our Common Stock by each executive officer named in the Summary Compensation Table during the twelve months ended December 31, 2003. The table also shows the aggregate value of options held by each executive officer named in the Summary Compensation Table as of December 31, 2003. The value of the unexercised in-the-money options at fiscal year end is based on a value of $2.00 per share, the closing price of our stock on the Over-the-Counter Bulletin Board on December 30, 2003 (the last trading day prior to the fiscal year end), less the per share exercise price.

                                                Number of Securities Underlying       Value of the Unexercised
                          Shares                     Unexercised Options               In-The-Money Options
                         Acquired      Value          at Fiscal Year-End                 at Fiscal Year-End
                            on       Realized   -------------------------------    -------------------------------
      Name               Exercise       (1)     Exercisable      Unexercisable     Exercisable       Unexercisable
      ----               --------       ---     -----------      -------------     -----------       -------------
Irwin L. Gross           2,051,350      $0      2,051,350          0                $3,798,503               --
David N. Shevrin         519,006        $0      519,006            0                $971,061                 --
Stephen J. Ollier        811,951        $0      811,951            0                $1,519,116               --
Philip A. Campbell       698,000        $0      698,000            0                $1,305,958               --
Nicole Sherman           0              $0      0                  0                $0                       --

----------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

COMPENSATION OF DIRECTORS

      We engaged an independent compensation consulting firm in order to develop an appropriate compensation scheme for our non-employee directors. Our non-employee directors do not receive monetary compensation, but rather are eligible to participate in our 2004 Employee, Director and Consultant Stock Option Plan. We provided an initial grant of options to purchase 40,000 shares of Common Stock to each non-employee director that joined the Board prior to January 31, 2004. Non-employee directors who join the Board subsequent to January 31, 2004 shall be entitled to a grant of 30,000 shares of Common Stock upon first joining the Board during 2004. Non-employee directors that serve on one or more Board committees are also entitled to the following annual grants of options to purchase Common Stock: (i) 15,000 options for service as a member of our Audit Committee, (ii) 10,000 options for service as a member of our Compensation Committee, and (iii) 10,000 options for service as a member of our Nominating and Governance Committee, all at an exercise price equal to the fair market value of the Common Stock on the grant date. The chairman of the Audit Committee is entitled to 25,000 options, the chairman of the Compensation Committee to 15,000 options and the chairman of the Nominating and Governance Committee to 20,000 options. The options granted for joining the Board under this formula vest one-half following one year of service after the date of grant and one-quarter per year for the subsequent two years. Options granted under this formula to non-employee directors for committee service vest one-third following one year of service after the date of grant and one-third per year for the subsequent two years. No options were granted under this formula during the twelve months ended December 31, 2003. Options granted during the twelve months ended December 31, 2003 to any named executive officers serving on the Board are reported under "Executive Compensation -- Option Grants in Last Fiscal Year." Expenses incurred in attending Board of Director meetings and committee meetings are reimbursed.

      In addition, on February 19, 2004, Nicolas Rogerson, a non-employee director, was granted options to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share for his services as a director, Board committee member and consultant. One-sixth of the options (41,667) vested immediately, 41,667 will vest on August 15, 2004 and 83,333 will vest on August 15, 2005 and 2006. This grant covers his fees for Board, committee and consulting services. He does not receive formula option grants for joining the Board or serving on committees as described above. Compensation for Mr. Rogerson's consulting services also consists of a (pound)17,000 annual contribution to the salary of his administrative assistant.

      On April 23, 2004, options to purchase shares of Common Stock at $2.70 per share were granted to non-employee directors, S. Lance Silver and Howard Silverstone for the service to Board and specifically their roles as committee chairmen or members. Mr. Silver, who is Chairman of the Nominating and Governance Committee and a member of both the Audit and Compensation Committees, was granted 85,000 options, of which 35,000 options will vest on April 23, 2005 and 2006 and 25,000 on April 23, 2007. Mr. Silverstone, who is Chairman of the Audit Committee and a member of both the Nominating and Governance and Compensation Committees, was granted 85,000 options, of which 35,000 options will vest on April 23, 2005 and 2006 and 25,000 on April 23, 2007.

COMPENSATION COMMITTEE INTERLOCKS

      No interlocking relationship exists between our Board of Directors or our Compensation Committee (Nicolas Rogerson, Lance Silver and Howard Silverstone) and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

      Stephen J. Ollier is employed as the Managing Director of TNCI UK Limited pursuant to a Service Agreement, dated August 29, 2001, by and between TNCI UK and Mr. Ollier. Pursuant to such agreement, Mr. Ollier's employment commenced on September 20, 1999 and will continue (subject to earlier termination in accordance with the terms of the agreement) until terminated by either party upon at least six months prior written notice. In consideration for his employment, Mr. Ollier shall receive a salary of (pound)130,000, which is subject to an annual increase at our discretion. In addition, Mr. Ollier receives monthly contributions to his personal non-employer-sponsored pension plan at a rate of 5% of his monthly basic salary, in addition to health insurance coverage and reasonable business and travel expenses, including reimbursement for phone calls made in connection with his duties. Mr. Ollier is also entitled to an automobile allowance and to participate in TNCI UK's bonus scheme and our stock option plan for as long as he is employed by TNCI UK. While the Service Agreement also contains a provision that would entitle Mr. Ollier to subscribe for up to 4.6% of the equity share capital in TNCI UK, at a Board Meeting held on October 22, 2003, Mr. Ollier agreed to waive such provision and instead agreed to accept 767,800 options to purchase our Common Stock subsequent to the merger, which options have since been issued in full. The agreement is terminable by TNCI UK at any time in the event of his breach of the agreement, gross misconduct or conviction of a criminal offense or if TNCI UK becomes bankrupt. In the event of termination by TNCI UK for any other reason, Mr. Ollier is entitled to a severance package. The agreement also contains confidentiality, non-solicitation and non-competition provisions.

      Philip Campbell is employed as the Commercial Director of TNCI UK Limited pursuant to a Service Agreement, dated August 29, 2001, by and between TNCI UK and Mr. Campbell. Pursuant to such agreement, Mr. Campbell's employment commenced on March 1, 2000 and will continue (subject to earlier termination in accordance with the terms of the agreement) until terminated by either party upon at least six months prior written notice. In consideration for his employment, Mr. Campbell shall receive a salary of (pound)90,000, which is subject to an annual increase at our discretion. In addition, Mr. Campbell receives monthly contributions to his personal non-employer-sponsored pension plan at a rate of 5% of his monthly basic salary, in addition to health insurance coverage and reasonable business and travel expenses, including reimbursement for phone calls made in connection with his duties. Mr. Campbell is also entitled to an automobile allowance and to participate in TNCI UK's bonus scheme and our stock option plan for as long as he is employed by TNCI UK. While the Service Agreement also contains a provision that would entitle Mr. Campbell to subscribe for up to 2% of the equity share capital in TNCI UK, at a Board Meeting held on October 22, 2003, Mr. Campbell agreed to waive such provision and instead agreed to accept 698,000 options to purchase our Common Stock subsequent to the merger, which options have since been issued in full. The agreement is terminable by TNCI UK at any time in the event of his breach of such agreement, gross misconduct or conviction of a criminal offense or if TNCI UK becomes bankrupt. In the event of termination by TNCI UK for any other reason, Mr. Campbell is entitled to a severance payment equal to 50% of his then current annual salary. The agreement also contains confidentiality, non-solicitation and non-competition provisions.

      We plan to renegotiate the employment contracts of Messrs. Ollier and Campbell in the near future, as well as negotiate written employment agreements with our other executive officers. We have retained Compensation Resources, Inc. a compensation consulting firm, to recommend a new compensation plan for directors, officers and employees.

      In addition, our 2004 Employee, Director and Consultant Stock Option Plan provides for the accelerated vesting of all outstanding options upon a change-in-control, unless otherwise determined by our Board of Directors.

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

      The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

      Our certificate of incorporation and bylaws also provide that we will indemnify any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil or criminal action or proceeding, specifically including actions by us or in our name (derivative suits). Such indemnifiable expenses include, to the maximum extent permitted by law, attorney's fees, judgments, fines, penalties, settlement amounts and other expenses customarily incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

      Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

      There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification

                           RELATED PARTY TRANSACTIONS

      We issued a promissory note on December 3, 2003 to Gross Investments Company, LP for $85,000. The managing partner of Gross Investments is our Chairman, Chief Executive Officer and President, Irwin Gross. The note accrued interest at a rate of ten percent per annum, was due January 5, 2004 and included a one-time transaction fee of $1,500 owed to Gross Investments. On January 9, 2004, $85,862 was repaid and as of March 31, 2004 the unpaid balance was $1,749.


      We issued a second promissory note on December 16, 2003 to Platinum Partners Global Macro Fund, LP for $100,000. Platinum is the beneficial owner of 3,370,177 shares of our Common Stock, which comprises 7.4% of our outstanding Common Stock. The note accrues interest at a rate of ten percent per annum, was due January 16, 2004 and included a one-time transaction fee of $1,500 owed to Platinum. On January 9, 2004, $100,630 was repaid and as of March 31, 2004 the unpaid balance was $1,786.

      Prior to the reverse merger transaction, TNCI UK borrowed $550,000 from Belgravia Investment Partners, LP, of which Irwin Gross is the managing partner, at an interest rate of ten percent per annum. Interest expense totaled $3,915 for the year ended June 30, 2003 and $14,292 for the six months ended December 31, 2003. Belgravia converted $500,000 of the principal and the interest of the loan into 2,081,259 shares of our Common Stock on November 13, 2003 in connection with the merger. The remaining $50,000 was repaid on May 4, 2004. We also entered into an agreement with Belgravia to provide management services. As of April 14, 2004, we had paid Belgravia an aggregate of $105,000 for such management services. Belgravia's total remuneration for such services during fiscal 2003 was $25,000.

      Ocean Castle Partners, LLC received warrants to purchase 398,103 shares of our Common Stock at an exercise price of $.129 and warrants to purchase 327,047 shares of our Common Stock at an exercise price of $.25 for providing certain investor relations services. TNCI UK also entered into a management and consulting agreement (the "Management Agreement") with Ocean Castle in February 2002. The Management Agreement provides for the payment of $33,000 per month to Ocean Castle for twenty four months and the delivery of warrants to purchase common stock of TNCI UK. TNCI UK has issued and delivered the warrants but only paid nine of the twenty four monthly installments. As a result, $462,000 was due to Ocean Castle as of December 31, 2003 and $495,000 as of January 31, 2004, under the Management Agreement. On May 5, 2004, $50,000 was paid to Ocean Castle, and, as a result, $445,000 remains outstanding as of May 25, 2004. The principal of Ocean Castle is our Chairman, CEO and President, Irwin Gross.

      We issued promissory notes to Irwin Gross in April 2004 for an aggregate of $230,000 in connection with a bridge loan made by Mr. Gross to us. The notes were payable on demand on May 6, 2004. The bridge loan included a one-time transaction fee of $2,000. The notes were repaid on May 5, 2004 in the amount of $232,000.

      On February 19, 2004, Nicolas Rogerson, a non-employee director, was granted options to purchase 250,000 shares of Common Stock at an exercise price of $1.25 per share for his services as a director, Board committee member and consultant. One-sixth of the options (41,667) vested immediately, 41,667 will vest on August 15, 2004 and 83,333 will vest on August 15, 2005 and 2006. This grant covers his fees for Board and consulting services. He does not receive formula option grants for joining the Board or serving on committees as described in "Executive Compensation - Compensation of Directors." Compensation for Mr. Rogerson's consulting services also consists of a (pound)17,000 annual contribution to the salary of his administrative assistant.

      We believe that these transactions were advantageous to us and were on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of June 14, 2004:

      o     the executive officers named in the summary compensation table;

      o     each of our directors;

      o     all of our current directors and executive officers as a group; and

      o each stockholder known by us to own beneficially more than five percent of our Common Stock.

      Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual or group within 60 days of June 14, 2004, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 46,065,924 shares of Common Stock outstanding on June 14, 2004.

      Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them, based on information provided to us by such stockholders.

                                                     NUMBER OF SHARES           PERCENTAGE OF
NAME OF BENEFICIAL OWNER                            BENEFICIALLY OWNED           COMMON STOCK
------------------------                            ------------------           ------------
DIRECTORS AND EXECUTIVE OFFICERS

Irwin L. Gross(1)                                        13,881,267                 28.8%
Stephen J. Ollier (2)                                      817,838                   1.7%
Norman Fetterman                                              0                       *
Nicolas Rogerson(3)                                        41,667                     *
S. Lance Silver (4)                                        176,476                    *
Howard Silverstone(5)                                         0                       *
David N. Shevrin (6)                                       715,235                   1.5%
Philip A. Campbell (7)                                     939,887                   2.0%
All current executive officers                           16,572,370                 34.6%
  And directors as a group (seven persons) (8)

FIVE PERCENT STOCKHOLDERS

Global Technologies, Ltd.(9)                              5,863,301                 12.8%
Platinum Partners Global Macro Fund, LP (10)              3,370,177                  7.3%
Belgravia Investment Partners, LP(11)                     4,689,829                 10.2%

----------
*     Less than one percent.

(1) Includes (a) 4,204,337 shares held by Belgravia Investment Partners, LP ("Belgravia"), of which Mr. Gross is the managing partner and has sole voting and dispositive power, (b) 776,787 shares held by Gross Investments Company, LP, of which Mr. Gross is the managing partner and has sole voting and dispositive power, (c) 5,863,301 shares held by Global Technologies, Ltd., of which Mr. Gross is Chief Executive Officer and has sole voting and dispositive power, (d) 485,492 shares pledged to Belgravia by Reed Properties Inc. granting voting control of such shares to Belgravia, of which Mr. Gross is the managing partner and has sole voting power, (e) 2,051,350 shares underlying warrants and options that are immediately exercisable owned by Ocean Castle Partners, LLC, of which Mr. Gross is the principal and has sole voting and dispositive power; and (f) 500,000 shares of Common Stock held outright by Mr. Gross.
(2) Includes 5,887 shares of Common Stock and 811,951 shares underlying warrants and options that are exercisable within 60 days of the date hereof.
(3) Includes options to purchase 41,667 shares of Common Stock that are exercisable within 60 days of the date hereof. Does not include options to purchase 208,333 shares of Common Stock that are not exercisable within the next 60 days.

(4) Includes 5,887 shares of Common Stock and options to purchase 170,589 shares of Common Stock that are exercisable within 60 days of the date hereof. Does not include options to purchase 85,000 shares of Common Stock that are not exercisable within the next 60 days.
(5) Does not include options to purchase 85,000 shares of Common Stock that are not exercisable within 60 days of the date hereof.
(6) Includes 196,229 shares of Common Stock and 519,006 shares underlying warrants and options that are exercisable within 60 days of the date hereof.
(7) Includes 5,887 shares of Common Stock and 934,000 shares underlying warrants and options that are exercisable within 60 days of the date hereof.
(8) Includes 12,043,807 shares of Common Stock and warrants and options to purchase 4,528,563 shares of Common Stock that are exercisable within 60 days of the date hereof. Does not include 378,333 options to purchase Common Stock that are not exercisable within the next 60 days.
(9)   Mr. Gross has sole voting and dispositive power.
(10) Includes 3,370,177 shares of Common Stock issued in connection with the reverse merger.
(11) Includes 485,492 shares pledged to Belgravia by Reed Properties Inc. granting voting control of such shares to Belgravia, of which Mr. Gross is managing partner and has sole voting and dispositive power.

                              SELLING STOCKHOLDERS

This prospectus covers offers and sales of the following shares of Common Stock:

      The 14,946,707 shares of Common Stock being sold by the Selling Stockholders include:

      o 7,466,664 shares of Common Stock issuable upon the conversion of outstanding 5% Series A convertible preferred stock (the "Preferred Stock") issued in our private placement completed on April 28, 2004;

      o 3,733,337 shares of Common Stock issuable upon the exercise of outstanding warrants having an exercise price of $1.75 per share ("Warrants") issued in our private placement completed on April 28, 2004;

      o 373,331 shares of Common Stock issuable upon the exercise of warrants having an exercise price of $1.75 per share, which represent the securities underlying the warrants issued to the placement agents as part of their compensation in connection with our private placement completed on April 28, 2004 (the "Placement Agent Warrants");

      o 373,375 shares of Common Stock in respect of a possible payment of a five percent dividend on the Preferred Stock for four fiscal quarters (the "Dividend Shares"); and

      o 3,000,000 shares of Common Stock held by certain of our current stockholders.

      The following table provides information on the Selling Stockholders, their current beneficial ownership of our securities, the number of shares offered for each stockholder's account, and the amount and percentage of their beneficial ownership after this offering, assuming they sell all of the offered shares. "Beneficial ownership" here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after the date of this prospectus. The table also includes stock issuable upon exercise of the warrants described above.

      The information in the table was provided by the Selling Stockholders, reports furnished to us under rules of the Securities and Exchange Commission and our stock ownership records, as of the date of this prospectus. Except as noted in the footnotes, no Selling Stockholder has had, within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates. The calculation of the percentage of Common Stock beneficially owned after the offering is based on 46,065,924 shares outstanding as of June 14, 2004.

                                                SHARES                            SHARES      % OF COMMON STOCK
                                             BENEFICIALLY                      BENEFICIALLY      BENEFICIALLY
                                             OWNED BEFORE                      OWNED AFTER       OWNED AFTER
      NAMES OF SELLING STOCKHOLDERS          THE OFFERING    SHARES OFFERED    THE OFFERING      THE OFFERING
      -----------------------------          ------------    --------------    ------------      ------------
Smithfield Fiduciary LLC (1)                   3,444,444        3,444,444                 0                *
DKR SoundShore Oasis Holding Fund Ltd. (2)     1,377,828        1,377,828                 0                *
DKR SoundShore Strategic Holding Fund
   Ltd. (3)                                      344,444          344,444                 0                *
Alexandra Global Master Fund, Ltd. (4)         1,722,222        1,722,222                 0                *
Outside Investors LLC (5)                        746,296          746,296                 0                *
David R. Wilmerding III (6)                      287,037          287,037                 0                *
Jon C. Baker (7)                                 287,037          287,037                 0                *
Omicron Master Trust (8)                         574,073          574,073                 0                *
Longview Special Finance Inc. (9)                574,073          574,073                 0                *
Winton Capital Holdings Ltd. (10)                465,000          465,000                 0                *
Bristol Investment Fund, Ltd. (11)               401,851          401,851                 0                *
Spectra Capital Management, LLC (12)             229,629          229,629                 0                *
Gregory I. Porges Profit Sharing Plan
   (A/C #604-22514) (13)                          57,407           57,407                 0                *
Andrew M. Burton Profit Sharing Plan (A/C
   #531-73614) (14)                               57,407           57,407                 0                *
Ellis International Limited Inc. (15)            287,037          287,037                 0                *
JM Investors LLC (16)                            229,629          229,629                 0                *
Congregation Mishkan Sholom (17)                 229,629          229,629                 0                *
Colbart Birnet L.P. (18)                         229,629          229,629                 0                *
Sheldon Bodnick (19)                              28,704           28,704             1,000                *
Roth Capital LLC (20)                            309,414           309,414                0                *
JMP Securities LLC (21)                           21,297            21,297                0                *
H.C. Wainwright & Co., Inc. (22)                   5,000            5,000                 0                *
Robert Nathan (23)                                 5,834            5,834                 0                *
Jimmie L. Sundstrom (24)                           5,833            5,833                 0                *
First Montauk Securities Corp. (25)               25,953           25,953                 0                *
Regalian Investments Limited (26)                524,850          125,000           399,850                *
Royal Hill (27)                                1,268,592        1,168,592           100,000                *
North By Overseas, Ltd. (28)                   1,240,000        1,240,000                 0                *
Platinum Partners Global Macro Fund, LP (29)   3,370,177          366,408         3,003,769              6.5%
CEOcast, Inc.(30)                                100,000          100,000                 0                *


----------
*     Less than one percent.
(1) Includes 2,222,222 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 1,111,111 shares of Common Stock issuable upon the exercise of Warrants; and 111,111 Dividend Shares. Highbridge Capital Management, LLC ("Highbridge") is the trading manager of the selling stockholder and consequently has voting control and investment discretion over securities held by the selling stockholder. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by the selling stockholder.
(2) Includes 888,889 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 444,445 shares of Common Stock issuable upon the exercise of warrants; and 44,494 Dividend Shares. DKR Capital Partners L.P. ("DKR LP") is a registered investment adviser with the Securities and Exchange Commission and as such, serves as the managing general partner to DKR Oasis Management Company L.P., the investment manager to DKR SoundShore Oasis Holding Fund Ltd. ("Oasis Fund"). Seth Fischer has trading authority over Oasis Fund.
(3) Includes 222,222 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 11,111 shares of Common Stock issuable upon the exercise of warrants; and 111,111 Dividend Shares. DKR Capital Partners L.P. ("DKR LP") is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. ("Strategic Fund"). DKR LP has retained certain portfolio managers to act as the portfolio manager to Strategic Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Seth Fischer has trading authority over Strategic Fund.

(4) Includes 1,111,111 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 555,556 shares of Common Stock issuable upon the exercise of warrants; and 55,555 Dividend Shares. Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment advisor to Alexandra Global Master Fund Ltd., a British Virgin Islands company ("Master Fund"). By reason of such relationship, Alexandra may be deemed to share dispositive power over the shares of Common Stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of Common Stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to shares dispositive power over the shares of Common Stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such shares of Common Stock.
(5) Includes 481,481 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 240,741 shares of Common Stock issuable upon the exercise of warrants ; and 24,074 Dividend Shares. Jules Nordlicht, the managing partner of the selling stockholder, is the father of Marc Nordlicht, the managing member of Platinum Partners Global Macro Fund, LP, also a selling stockholder and the beneficial owner of more than five percent of our outstanding Common Stock.
(6) Includes 185,185 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 92,593 shares of Common Stock issuable upon the exercise of warrants; and 9,259 Dividend Shares. Mr. Wilmerding is a principal of Nevis Capital Management, LLC.
(7) Includes 185,185 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 92,593 shares of Common Stock issuable upon the exercise of warrants; and 9,259 Dividend Shares. Mr. Baker is a principal of Nevis Capital Management, LLC.
(8) Includes 370,370 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 185,185 shares of Common Stock issuable upon the exercise of warrants; and 18,518 Dividend Shares. Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron and, as of April 21, 2003, Mr. Olivier H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as the term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.
(9) Includes 370,370 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 185,185 shares of Common Stock issuable upon the exercise of warrants; and 18,518 Dividend Shares.
(10) Includes 300,000 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 150,000 shares of Common Stock issuable upon the exercise of warrants; and 15,000 Dividend Shares.
(11) Includes 259,259 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 129,630 shares of Common Stock issuable upon the exercise of warrants; and 12,962 Dividend Shares.
(12) Includes 148,148 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 74,074 shares of Common Stock issuable upon the exercise of warrants; and 7,407 Dividend Shares.
(13) Includes 37,037 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 18,519 shares of Common Stock issuable upon the exercise of warrants; and 1,851 Dividend Shares. Mr. Porges, who controls the selling stockholder, is a principal of Spectra Capital Management, LLC.
(14) Includes 37,037 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 18,519 shares of Common Stock issuable upon the exercise of warrants; and 1,851 Dividend Shares. Mr. Burton, who controls the selling stockholder, is a principal of Spectra Capital Management, LLC.
(15) Includes 185,185 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 92,593 shares of Common Stock issuable upon the exercise of warrants; and 9,259 Dividend Shares.
(16) Includes 148,148 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 74,074 shares of Common Stock issuable upon the exercise of warrants; and 7,407 Dividend Shares.

(17) Includes 148,148 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 74,074 shares of Common Stock issuable upon the exercise of warrants; and 7,407 Dividend Shares.
(18) Includes 148,148 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 74,074 shares of Common Stock issuable upon the exercise of warrants; and 7,407 Dividend Shares.
(19) Includes 18,519 shares of Common Stock issuable upon the conversion of shares of Preferred Stock; 9,260 shares of Common Stock issuable upon the exercise of warrants; and 925 Dividend Shares. Mr. Bodnick is the brother-in-law of Irwin L. Gross, one of our directors, executive officers and beneficial holders of more than five percent of our outstanding Common Stock.
(20)  Includes 309,414 Placement Agent Warrants.
(21) Includes 21,297 Placement Agent Warrants. (22) Includes 5,000 Placement Agent Warrants.
(23) Includes 5,834 Placement Agent Warrants. Mr. Nathan is a principal of H.C. Wainwright & Co., Inc.
(24) Includes 5,833 Placement Agent Warrants. Mr. Sundstrom is a principal of H.C. Wainwright & Co., Inc.
(25)  Includes 25,953 Placement Agent Warrants.
(26)  Includes 125,000 shares of Common Stock.

(27)  Includes 1,268,592 shares of Common Stock.
(28)  Includes 1,240,000 shares of Common Stock.

(29) Includes 3,370,177 shares of Common Stock. Marc Nordlicht, the managing member of the selling stockholder, is the son of Jules Nordlicht, the managing partner of Outside Investors, LLC, also a selling stockholder.

(30)  Includes 100,000 shares of Common Stock.


                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

      o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, (the "Securities Act") amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

      Upon being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of Common Stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

      The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Common Stock will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder's business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

      We have advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

      We are required to pay all fees and expenses incident to the registration of the shares and certain fees of the Selling Stockholders counsel, but we will not receive any proceeds from the sale of the Common Stock. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the Selling Stockholders use this prospectus for any sale of the Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

      Pursuant to our Amended and Restated Certificate of Incorporation, we are authorized to issue 100,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share, of which 10,085 shares have been designated 5% Series A convertible preferred stock.

COMMON STOCK

      Voting Rights. Holders of Common Stock are entitled to one vote per share held of record on all matters to be voted on by the stockholders.

      Dividends. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, subject to the rights of the holders of preferred stock, if any.

      Liquidation Preference. In the event we liquidate, dissolve or wind up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of Preferred Stock.

      Holders of Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of Common Stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of Preferred Stock which are currently outstanding or which the Board of Directors may designate and issue in the future. We currently have 100,000,000 shares of Common Stock authorized.

PREFERRED STOCK

      We are authorized to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights that could materially adversely affect the voting power of the holders of Common Stock or other series of Preferred Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing our change in control.

      5% Series A Convertible Preferred Stock

      We have currently authorized 10,085 shares of 5% Series A convertible preferred stock, $0.001 par value per share, of which 10,080 shares are currently outstanding. Each share of 5% Series A convertible preferred stock is convertible at the option of the holder into 1,000 shares of Common Stock at a conversion price of $1.35. Each share of 5% Series A convertible preferred stock will be entitled to receive a 5% cumulative dividend payable quarterly at the Company's option, either in cash or shares of common stock. The holders of the 5% Series A convertible preferred stock will be entitled to a liquidation preference equal to the amount invested per share.

      The 5% Series A convertible preferred stock shall rank senior to any other class or series of our capital stock. In the event of a liquidation, the holders of the 5% Series A convertible preferred stock, after provision for payment of our debts and liabilities, before any distribution is made with respect to any other class or series of our capital stock will be entitled to receive a liquidation preference equal to the original purchase price of the 5% Series A convertible preferred stock.

      We may, upon 30 days written notice, require the conversion of all (but not less than all) of the then outstanding shares of 5% Series A convertible preferred stock in the event that the closing price of the Common Stock is greater than $4.00 per share for a 30 consecutive calendar day period.

WARRANTS ISSUED IN APRIL 2004 PRIVATE PLACEMENT

      Warrants Issued to the Investors

      Each warrant issued in our recently completed April 2004 private placement (the "Warrants"), entitles the holder thereof to purchase at any time until five years after the issue date, one share of Common Stock at an exercise price equal to $1.75 per share. The holder of any Warrant may exercise such Warrant by surrendering the Warrant to us, with the notice of exercise properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

      We may, upon 30 days written notice, elect to require the exercise of all (but not less than all) of the then unexercised portion of the Warrants in the event that following the one year anniversary of the issue date (i) the closing price of the Common Stock is equal to or greater than $4.50 for a 30 consecutive calendar day period and (ii) are either registered for resale pursuant to an effective registration statement or freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Placement Agent Warrants

      The warrants granted to the placement agents as part of their fees in connection with the April 2004 private placement have the same terms and conditions as the warrants issued to the investors in the private placement, as described above.

REGISTRATION OBLIGATIONS PURSUANT TO THE APRIL 2004 PRIVATE PLACEMENT

      We have agreed to file on or before May 28, 2004, a registration statement with the Securities and Exchange Commission covering the resale of the shares of Common Stock issuable upon conversion of the 5% Series A convertible preferred stock, issuable upon exercise of the Warrants and issuable in respect of a possible payment of a five percent dividend on the preferred stock for four fiscal quarters as well as the shares of Common Stock issuable upon the exercise of the Common Stock underlying the Placement Agent Warrants. In the event we do not file the registration statement by such date or in the event such registration statement is not declared effective by the Securities and Exchange Commission by July 29, 2004 (with certain exceptions based on our receipt of comments from the staff of the SEC), we shall be obligated to pay an amount, as liquidated damages to each holder of the 5% Series A convertible preferred stock, equal to 1% of such holder's initial investment amount and an additional 1.5% of each holder's initial investment amount on each monthly anniversary of each such date in which the registration statement has not been timely filed by us or declared effective by the Securities and Exchange Commission (if the applicable event has not been cured by such date), until the applicable event is cured; provided, that no holder shall be entitled to receive more than 15% of such holder's initial investment amount. In addition to covering the resale of the investors' securities described above, such registration statement will also cover the resale of 3,000,000 shares of common stock held by current stockholders and the 373,331 shares underlying the warrants issued to the placement agents.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

LISTING

      Our Common Stock is quoted on the Over-The-Counter Bulletin Board under the symbol "TNXT."

                                  LEGAL MATTERS

      The legality of the shares of Common Stock offered in this prospectus has been passed upon by our counsel, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., New York, New York.

                                     EXPERTS

      The financial statements included in the Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The report contains an explanatory paragraph regarding our ability to continue as a going concern.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 under the Securities Act, with respect to the Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Common Stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

      You may read and copy all or any portion of the registration statement without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC's web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                      PAGE
                                                                                                      ----
Report of Independent Certified Public Accountants....................................................F-1

Consolidated balance sheet - March 31, 2004 (unaudited), June 30, 2003 and December 31, 2003..........F-2

Consolidated statement of operations - Three months ended March 31, 2004 and 2003 (unaudited), years ended June 30, 2003 and 2002 and six months ended December 31, 2003 and 2002 (unaudited) and period from September 23, 1999 (inception) through March 31, 2004 (unaudited).........................F-3

Consolidated statement of stockholders' equity (deficiency) - Three months ended March 31, 2004
(unaudited), years ended June 30, 2003, 2002, 2001, and 2000, six months ended December 31, 2003 and period from September 23, 1999 (inception)........................................................F-4

Consolidated statement of cash flows - Three months ended March 31, 2004 and 2003 (unaudited), years ended June 30, 2003 and 2002 and six months ended December 31, 2003 and 2002 (unaudited) and period from September 23, 1999 (inception) through March 31, 2004.....................................F-5

Notes to consolidated financial statements - Years ended June 30, 2003 and 2002 and six months ended December 31, 2003, information for the six months ended December 31, 2002 and September 23,
1999 (inception) through March 31, 2004 (unaudited)...................................................F-6

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
TNX Television Holdings, Inc.
Philadelphia, PA.

We have audited the accompanying consolidated balance sheets of TNX Television Holdings, Inc. and subsidiaries (a development stage enterprise) as of June 30, 2003 and December 31, 2003 and the related consolidated statements of operations, changes in stockholders' equity (deficiency), and cash flows for the years ended June 30, 2003 and 2002 and for the six month period ended December 31, 2003. We have also audited the statements of operations, cash flows and changes in stockholders' equity (deficiency) for the period from September 23, 1999 (inception) through June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TNX Television Holdings, Inc. and subsidiaries (a development stage enterprise) as of June 30, 2003 and December 31, 2003 and the results of their operations and their cash flows for the years ended June 30, 2003 and 2002 for the six months ended December 31, 2003 and for the period from September 23, 1999 (inception) through June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 10 to the financial statements, the Company has suffered recurring losses from operations and has working capital and net capital deficiencies at December 31, 2003 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP
Philadelphia, PA
February 17, 2004

                          TNX TELEVISION HOLDINGS, INC.
                        (A Development Stage Enterprise)
                                 BALANCE SHEETS

================================================================================

                                                                  March 31        December 31     June 30
      ASSETS                                                        2004            2003            2003
                                                                ------------    ------------    ------------
                                                                 (Unaudited)
Current assets
      Cash and cash equivalents                                 $    248,185    $     90,947    $    127,865
      Prepaid expenses and VAT recoverable                           759,996         143,556          76,250
                                                                ------------    ------------    ------------
      TOTAL CURRENT ASSETS                                         1,008,181         234,503         204,115
PROPERTY AND EQUIPMENT, net                                          801,615         407,044          45,970
                                                                ------------    ------------    ------------
TOTAL ASSETS                                                    $  1,809,796    $    641,547    $    250,085
                                                                ============    ============    ============
      LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)
CURRENT LIABILITIES
      Accounts payable and accrued expenses                     $  2,006,973    $  1,292,963    $    604,423
      Notes payable                                                   57,335         485,000         446,299
                                                                ------------    ------------    ------------
      TOTAL LIABILITIES                                            2,064,308       1,777,963       1,050,722
                                                                ------------    ------------    ------------

COMMITMENTS

STOCKHOLDERS' (DEFICIENCY)

      Preferred Stock
           Authorized                    10,000,000 shares
           Issued and outstanding as of
                March 31, 2004             0 shares
                December 31, 2003          0 shares
                June 30, 2003              0 shares
      Common stock, $.001 par value
           Authorized                    100,000,000 shares
           Issued and outstanding as of
                March 31, 2004             45,915,924 shares
                December 31, 2003          42,665,924 shares
                June 30, 2003              25,136,709 shares          45,916          42,666          25,137
      Additional paid-in capital                                   9,962,350       6,522,818       4,595,396
      Deficit accumulated during the development stage           (10,242,864)     (7,689,408)     (5,575,546)
      Accumulated other comprehensive income (loss)                  (19,914)        (12,492)        154,376
                                                                ------------    ------------    ------------
      TOTAL STOCKHOLDERS' (DEFICIENCY)                              (254,512)     (1,136,416)       (800,637)
                                                                ------------    ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIENCY)                $  1,809,796    $    641,547    $    250,085
                                                                ============    ============    ============

                       See notes to financial statements.

                          TNX TELEVISION HOLDINGS, INC.
                        (A Development Stage Enterprise)
                            STATEMENTS OF OPERATIONS

================================================================================

                                                                                                                      September 23
                                                                                                                          1999
                                                                                                                       (inception)
                              Three months ended March 31       Years ended June 30     Six months ended December 31    through
                              ----------------------------  --------------------------  ----------------------------    March 31
                                  2004            2003          2003          2002          2003            2002          2004
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
                               (Unaudited)     (Unaudited)                                               (Unaudited)   (Unaudited)
SALES                         $         --    $         --  $         --  $     44,474  $         --    $         --  $     55,335
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
DIRECT EXPENSES                    197,092             601        44,260        61,132       142,111              --       575,684
OPERATING EXPENSES
      Salaries and employee
           related expenses        502,828         217,542       892,566       619,776       705,903         465,513     3,470,227
      General and
        administrative           1,848,797         375,257     1,634,520       769,926     1,229,028         740,065     6,212,600
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
      TOTAL DIRECT AND
           OPERATING EXPENSES    2,548,717         593,400     2,571,346     1,450,834     2,077,042       1,205,578    10,258,511
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
LOSS FROM OPERATIONS            (2,548,717)       (593,400)   (2,571,346)   (1,406,360)   (2,077,042)     (1,205,578)  (10,203,176)
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
OTHER INCOME (EXPENSE)
      Interest income                2,625             380         2,513         4,313           705           1,481        10,156
      Interest expense              (7,364)             --        (3,711)       (1,244)      (37,525)           (345)      (49,844)
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
      TOTAL OTHER INCOME
           (EXPENSE), NET           (4,739)            380        (1,198)        3,069       (36,820)          1,136       (39,688)
                              ------------    ------------  ------------  ------------  ------------    ------------  ------------
NET LOSS                      $ (2,553,456)   $   (593,020) $ (2,572,544) $ (1,403,291) $ (2,113,862)   $ (1,204,442) $(10,242,864)
                              ============    ============  ============  ============  ============    ============  ============
BASIC AND DILUTED
      LOSS PER SHARE          $      (0.06)   $      (0.03) $      (0.12) $      (0.14) $      (0.07)   $      (0.06)
                              ============    ============  ============  ============  ============    ============
WEIGHTED AVERAGE SHARES
      OUTSTANDING               45,617,572      23,201,737    22,330,206     9,714,278    31,820,928      20,164,098
                              ============    ============  ============  ============  ============    ============

                        See notes to financial statements

                          TNX TELEVISION HOLDINGS, INC.
                        (A Development Stage Enterprise)
           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

================================================================================

                                                                                                  Deficit
                                                                                                Accumulated
                                                            Common Stock         Additional      During the
                                                     -------------------------    Paid-in       Development
                                                        Shares        Amount       Capital         Stage
                                                     ------------  ------------  ------------   ------------
Balance, September 23, 1999 (inception)                    11,774             3  $         --   $         --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                        --            --            --             --
NET LOSS                                                       --            --            --       (573,540)
                                                     ------------  ------------  ------------   ------------
BALANCE, JUNE 30, 2000                                     11,774             3            --       (573,540)


COMMON STOCK ISSUED MARCH 1, 2001                       5,875,075         5,884     2,038,646             --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                        --            --            --             --
NET LOSS                                                       --            --    (1,026,171)    (1,026,171)
                                                     ------------  ------------  ------------   ------------
BALANCE, JUNE 30, 2001                                  5,886,849         5,887     2,038,646     (1,599,711)


COMMON STOCK ISSUED FEBRUARY 12, 2002                  10,122,614        10,123     1,389,877             --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                        --            --            --             --
NET LOSS                                                       --            --            --     (1,403,291)
                                                     ------------  ------------  ------------   ------------
BALANCE, JUNE 30, 2002                                 16,009,463        16,010     3,428,523     (3,003,002)


COMMON STOCK ISSUED DURING THE YEAR                     9,127,246         9,127     1,065,873             --
STOCK OPTIONS AND WARRANTS ISSUED AS COMPENSATION              --            --       101,000             --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                        --            --            --             --
NET LOSS                                                       --            --            --     (2,572,544)
                                                     ------------  ------------  ------------   ------------
BALANCE, JUNE 30, 2003                                 25,136,709        25,137     4,595,396     (5,575,546)


ISSUANCE OF SHARES FOR SERVICES, OCTOBER 23, 2003         100,000           100        24,900             --
SHARES EXCHANGED FOR LOANS, NOVEMBER 13, 2003           3,429,215         3,429       853,876             --
COMMON STOCK ISSUED, NOVEMBER 13, 2003                  4,000,000         4,000       884,037             --
SHARES ISSUED TO SHAREHOLDERS OF SZMD, INC.,
  NOVEMBER 13, 2003                                    10,000,000        10,000       127,609             --
STOCK WARRANTS ISSUED AS COMPENSATION                          --            --        37,000             --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                        --            --            --             --
NET LOSS                                                       --            --    (2,113,862)            --
                                                     ------------  ------------  ------------   ------------
BALANCE, DECEMBER 31, 2003                             42,665,924        42,666     6,522,818     (7,689,408)

COMMON STOCK ISSUED, JANUARY 7, 2004 (UNAUDITED)        3,150,000         3,150     2,831,850             --
COMMON STOCK ISSUED AS COMPENSATION (UNAUDITED)           100,000           100       246,900             --
STOCK OPTIONS AND WARRANTS ISSUED AS
  COMPENSATION (UNAUDITED)                                     --            --       360,782             --
FOREIGN CURRENCY TRANSLATION ADJUSTMENT (UNAUDITED)            --            --            --             --
NET LOSS (UNAUDITED)                                           --            --            --     (2,553,456)
                                                     ------------  ------------  ------------   ------------
BALANCE, MARCH 31, 2004 (UNAUDITED)                    45,915,924  $     45,916  $  9,962,350   $(10,242,864)
                                                     ============  ============  ============   ============
                                                     Accumulated
                                                        Other
                                                     Comprehensive                 Comprehensive
                                                     Income (Loss)     Total       Income (Loss)
                                                     ------------   ------------   ------------
Balance, September 23, 1999 (inception)              $         --   $          3              ~
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                    (2,312)        (2,312)  $     (2,312)
NET LOSS                                                       --       (573,540)      (573,540)
                                                     ------------   ------------   ------------
BALANCE, JUNE 30, 2000                                     (2,312)      (575,849)  $   (575,852)
                                                                                   ============

COMMON STOCK ISSUED MARCH 1, 2001                              --      2,044,530
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                   (12,594)       (12,594)  $    (12,594)
NET LOSS                                               (1,026,171)
                                                     ------------   ------------   ------------
BALANCE, JUNE 30, 2001                                    (14,906)       429,916   $ (1,038,765)
                                                                                   ============

COMMON STOCK ISSUED FEBRUARY 12, 2002                          --      1,400,000
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                    55,339         55,339   $     55,339
NET LOSS                                                       --     (1,403,291)    (1,403,291)
                                                     ------------   ------------   ------------
BALANCE, JUNE 30, 2002                                     40,433        481,964   $ (1,347,952)
                                                                                   ============

COMMON STOCK ISSUED DURING THE YEAR                            --      1,075,000
STOCK OPTIONS AND WARRANTS ISSUED AS COMPENSATION              --        101,000
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                   113,943        113,943   $    113,943
NET LOSS                                                       --     (2,572,544)    (2,572,544)
                                                     ------------   ------------   ------------
BALANCE, JUNE 30, 2003                                    154,376       (800,637)    (2,458,601)
                                                                                   ============

ISSUANCE OF SHARES FOR SERVICES, OCTOBER 23, 2003              --         25,000
SHARES EXCHANGED FOR LOANS, NOVEMBER 13, 2003                  --        857,305
COMMON STOCK ISSUED, NOVEMBER 13, 2003                         --        888,037
SHARES ISSUED TO SHAREHOLDERS OF SZMD, INC.,
  NOVEMBER 13, 2003                                            --        137,609
STOCK WARRANTS ISSUED AS COMPENSATION                          --         37,000
FOREIGN CURRENCY TRANSLATION ADJUSTMENT                  (166,868)      (166,868)      (166,868)
NET LOSS                                                       --     (2,113,862)    (2,113,862)
                                                     ------------   ------------   ------------
BALANCE, DECEMBER 31, 2003                                (12,492)    (1,136,416)    (2,280,730)
                                                                                   ============
COMMON STOCK ISSUED, JANUARY 7, 2004 (UNAUDITED)               --      2,835,000
COMMON STOCK ISSUED AS COMPENSATION (UNAUDITED)                --        247,000
STOCK OPTIONS AND WARRANTS ISSUED AS
  COMPENSATION (UNAUDITED)                                     --        360,782
FOREIGN CURRENCY TRANSLATION ADJUSTMENT (UNAUDITED)        (7,422)        (7,422)        (7,422)
NET LOSS (UNAUDITED)                                           --     (2,553,456)    (2,553,456)
                                                     ------------   ------------   ------------
BALANCE, MARCH 31, 2004 (UNAUDITED)                  $    (19,914)  $   (254,512)  $ (2,560,878)
                                                     ============   ============   ============

                        See notes to financial statements

                          TNX TELEVISION HOLDINGS, INC.
                        (A Development Stage Enterprise)
                            STATEMENTS OF CASH FLOWS

================================================================================




                                                                            Three Months Ended March 31      Years Ended June 30
                                                                            ---------------------------  ---------------------------
                                                                                2004           2003          2003          2002
                                                                            ------------   ------------  ------------  ------------
                                                                             (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                               $ (2,553,456)  $   (593,020) $ (2,572,544) $ (1,403,291)
     Adjustments to reconcile net loss to net cash used in
         operating activities
             Depreciation                                                         10,214         57,509       241,520       200,009
             Common stock, stock options and warrants issued as compensation     607,782             --       101,000            --
             (Increase) decrease in prepaid expenses and VAT recoverable        (616,440)        14,578        22,108        22,504
             Increase in accounts payable and accrued expenses                   714,010         93,510       296,063       188,342
                                                                            ------------   ------------  ------------  ------------
     NET CASH USED IN OPERATING ACTIVITIES                                    (1,837,890)      (427,423)   (1,911,853)     (992,436)
                                                                            ------------   ------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                                       (404,785)            --        (4,388)      (39,731)
                                                                            ------------   ------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                    2,835,000        375,001     1,075,000     1,400,000
     Net proceeds from issuance of notes payable and accrued interest              7,335             --       446,299            --
     Repayment of notes payable                                                 (435,000)            --            --            --
                                                                            ------------   ------------  ------------  ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                 2,407,335        375,001     1,521,299     1,400,000
                                                                            ------------   ------------  ------------  ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                           (7,422)         7,261       101,642        30,990
                                                                            ------------   ------------  ------------  ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                          157,238        (45,161)     (293,300)      398,823
CASH AND CASH EQUIVALENTS
     Beginning of period                                                          90,947         57,544       421,165        22,342
                                                                            ------------   ------------  ------------  ------------
     End of period                                                          $    248,185   $     12,383  $    127,865  $    421,165
                                                                            ============   ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the period for interest                               $      8,864   $         --  $      3,711  $      1,244
                                                                            ============   ============  ============  ============
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
     Increase in additional paid in capital as a result of common stock,
         stock options and warrants issued as compensation                  $    607,782   $         --  $    101,000  $         --
                                                                            ============   ============  ============  ============
     Capital stock issued in exchange for notes payable and
          related accrued interest
                                                                                                            September 23
                                                                                                               1999
                                                                                                            (inception)
                                                                              Six Months Ended December 31    through
                                                                              ----------------------------    March 31
                                                                                  2003           2002           2004
                                                                              ------------   ------------  ------------
                                                                                              (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                 $ (2,113,862)  $ (1,204,442)  $(10,242,864)
     Adjustments to reconcile net loss to net cash used in
         operating activities
             Depreciation                                                            8,066        112,505        647,149
             Common stock, stock options and warrants issued as compensation        62,000             --        770,782
             (Increase) decrease in prepaid expenses and VAT recoverable           (67,306)        66,772       (759,996)
             Increase in accounts payable and accrued expenses                     826,149         63,501      2,144,582
                                                                              ------------   ------------   ------------
     NET CASH USED IN OPERATING ACTIVITIES                                      (1,284,953)      (961,664)    (7,440,347)
                                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                                         (369,140)        (4,241)    (1,448,764)
                                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock                                        888,037        600,000      8,242,570
     Net proceeds from issuance of notes payable and accrued interest              896,006             --      1,349,640
     Repayment of notes payable                                                         --             --       (435,000)
                                                                              ------------   ------------   ------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES                                   1,784,043        600,000      9,157,210
                                                                              ------------   ------------   ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                           (166,868)         2,285        (19,914)
                                                                              ------------   ------------   ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                            (36,918)      (363,620)       248,185
CASH AND CASH EQUIVALENTS
     Beginning of period                                                           127,865        421,165             --
                                                                              ------------   ------------   ------------
     End of period                                                            $     90,947   $     57,545   $    248,185
                                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
     Cash paid during the period for interest                                 $         --   $         --   $     13,819
                                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
     Increase in additional paid in capital as a result of common stock,
         stock options and warrants issued as compensation                    $     62,000   $     81,000   $    770,782
                                                                              ============   ============   ============
     Capital stock issued in exchange for notes payable and
          related accrued interest                                            $  1,049,948                  $  1,049,948
                                                                              ============                  ============

                        See notes to financial statements

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                       Years Ended June 30, 2003 and 2002
                       Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 1 ORGANIZATION

TNX Television Holdings, Inc. ("TNX" or "the Company"), is a Delaware corporation and operates through its wholly-owned subsidiary, TNCI UK, Ltd. ("TNCI"). In October, 2003, TNX Television, Inc. ("TNX TV") was established and on October 23, 2003 merged with TNCI. TNCI was formally established in the United Kingdom as a corporation registered under the laws of England and Wales in September, 1999 to develop, install and operate screens providing captive audience information and entertainment based programming specifically for the passenger rail market.

Since inception, the Company has been engaged in organizational activities, including raising capital and research and development activities. The Company is in the development stage and has not generated significant revenues and has not yet achieved profitable operations, nor has it ever generated positive cash flows from operations. There is no assurance that profitable operations, if achieved, could be sustained on a continuing basis. Further, the Company's future operations are dependent on the success of the Company's efforts to raise additional capital, its research and commercialization efforts and ultimately, the market acceptance of the Company's products. The Company anticipates commencing operations in the third quarter of 2004 (see Note 10 for additional information).

Pursuant to TNCI's merger with TNX TV, the shareholders of TNCI received 25,136,708 shares of TNX TV in exchange for all of the outstanding shares of TNCI or 21,349,884 shares. In addition, options and warrants to purchase 5,366,833 common shares of TNCI were exchanged for options and warrants to purchase 6,334,076 shares of common stock of TNX TV. Upon completion of the merger, TNCI became a wholly-owned subsidiary of TNX TV. AT the merger date, 100,000 shares of TNX TV common stock were issued to an unaffiliated consultant for services rendered in conjunction with the merger. As a result, a charge of $25,000 was recorded for these services.

On November 13, 2003, a wholly-owned subsidiary of SZM Distributors, Inc. ("SZMD"), a Nevada corporation, SZMD Acquisition II, Inc., ("Acquisition Subsidiary"), merged with and into TNX TV. TNX TV became a wholly-owned subsidiary of SZMD in a transaction accounted for as a reverse acquisition of SZMD by TNX TV. Prior to the reverse merger, SZMD was a nonoperating public shell corporation with nominal assets. In accordance with the terms of the merger, the stockholders of TNX TV

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                       Years Ended June 30, 2003 and 2002
                       Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 1 ORGANIZATION (continued)

exchanged all of the issued and outstanding shares of TNX TV at a one-for-one ratio for 28,665,924 shares of SZMD's common stock. The holders of options and warrants to acquire 6,334,076 shares of TNX TV's common stock exchanged their options and warrants for options and warrants to acquire 6,334,076 shares of SZMD's common stock, and the 1,000 issued and outstanding shares of Acquisition Subsidiary common stock were converted into 1,000 shares of TNX TV common stock.

Prior to the merger with TNX TV, loans to TNCI amounting to $857,305, which included accrued interest of $31,305, were converted into 3,429,216 shares of common stock of SZMD at a rate of $.25 per share (see Note 3 for additional information).

TNX TV's stockholders acquired direct and beneficial ownership and control of approximately 67% of SZMD's outstanding common stock. The transaction was accounted for as a reverse acquisition whereby, for accounting purposes, TNX TV is considered the accounting acquirer and the historical financial statements of TNX TV became the historical financial statements of SZMD.

In conjunction with the merger, SZMD completed a $1,000,000 equity private placement of 4,000,000 shares of SZMD's common stock at $.25 per share. The private placement was issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The proceeds, net of expenses totaling $111,963, were used to satisfy outstanding liabilities of SZMD and to provide working capital for the combined entity.

On January 7, 2004, SZMD completed a private placement whereby it issued 3,150,000 shares in exchange for $2,850,000 net of legal costs of $15,000. The private placement was issued pursuant to Regulation S under the Securities Act of 1933, as amended.

On February 17, 2004, SZMD merged with and into TNX TV with TNX TV becoming the surviving corporation. Concurrently, the name of the surviving corporation was changed to TNX Television Holdings, Inc. As a result of such transaction, TNX Television Holdings, Inc. became the successor issuer to SZMD. TNCI continues to be a wholly-owned subsidiary of TNX Television Holdings, Inc.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS
                       Years Ended June 30, 2003 and 2002
                       Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Planned principal operations have not commenced and revenues since inception have not been significant.

When planned principal operations commence, the Company expects to generate revenues by selling commercial time to advertisers. The commercials will be interspersed with the general programming content shown to train passengers during their journey. Revenues will be recognized based on the period of time the commercials are actually aired. As such, revenues from all contracts covering multiple periods will be recognized over the term of the contract.

RECENT ACCOUNTING PRONOUNCEMENTS

There are no accounting standards issued before March 31, 2004 but effective after March 31, 2004 that are expected to have a material impact on the financial statements of the Company.

UNAUDITED INFORMATION

The accompanying statements of operations and of cash flows for the six months ended December 31, 2002, for the three months ended March 31, 2004 and 2003, and for September 23, 1999 (inception) through March 31, 2004 and the related disclosures in the accompanying notes have not been audited. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the results of its operations and its cash flows for periods then ended.

Operating results for the three month period ended March 31, 2004 and the six month period ended December 31, 2003 are not necessarily indicative of the results that may be expected for a full year.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes amounts held in demand deposit accounts and in certificates of deposit. The Company considers all highly liquid investments maturing within three months to be cash equivalents.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

RESEARCH AND DEVELOPMENT

Research and development costs are charged to expenses as incurred. There were no significant research and development expenses in any of the periods.

PROPERTY AND EQUIPMENT AND DEPRECIATION

Property and Equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

      Passenger train simulator and portable simulator            3 Years
      Furniture, fixtures and equipment                           5 Years

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

Property and equipment comprise the following:

                                           March 31    December 31     June 30
                                             2004          2003          2003
                                         -----------   -----------   -----------
                                         (Unaudited)
Simulator and portable
   simulator                             $   655,426   $   655,426   $   655,426
Furniture, fixtures
   and equipment                              92,137        86,997        82,683
Computer equipment                           764,470       364,826            --
                                         -----------   -----------   -----------
                                           1,512,033     1,107,249       738,109

Less accumulated
   depreciation                              710,418       700,205       692,139
                                         -----------   -----------   -----------

Net                                      $   801,615   $   407,044   $    45,970
                                         ===========   ===========   ===========

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets are reviewed for impairment whenever events such as product discontinuances, product dispositions or other changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset exceeds the sum of nondiscounted cash flows expected to result from the asset's use and eventual disposition. An impairment loss is measured as the amount by which the carrying amount exceeds its fair value, which is typically calculated using discounted expected future cash flows. The discount rate applied to these cash flows is based on the Company's weighted average cost of capital, which represents the blended after-tax costs of debt and equity. There were no indications of impairment as of March 31, 2004.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

The Company's policy is to limit the amount of credit exposure to any one financial institution. It places its investments with financial institutions evaluated as being credit worthy.

FOREIGN CURRENCY TRANSLATION

Assets and liabilities of the Company are translated at the current exchange rate as of the end of the accounting period. Statement of operations items are translated at average currency exchange rates. The resulting translation adjustments are presented as accumulated other comprehensive income (loss) for all periods presented. Substantially, all of the Company's operations are located in the United Kingdom.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

NET LOSS PER SHARE

Basic and diluted net loss per share are calculated using the weighted average number of shares of common stock outstanding during each period. Historical shares of common stock have been retroactively restated to give effect to the exchange of shares with shares of TNX Television, Inc. in November, 2003. Since the effect of an assumed exercise of all outstanding stock options and warrants would be anti-dilutive, basic and diluted loss per share are the same.

INCOME TAXES

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires a company to recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in its financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

STOCK-BASED COMPENSATION

The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for its stock-based compensation plans and does not recognize expense for stock option grants if the exercise price is at least equal to the market value of the common stock at the date of grant. Stock-based compensation expense included in the reported net loss includes expense for awards of stock options and warrants issued for services (Note 8).

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following table summarizes the pro forma effect of stock-based compensation on net loss and loss per share as if the fair value expense recognition provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 123, "Accounting for Stock-Based Compensation," had been adopted. No tax benefits were attributed to the stock-based employee compensation expense for the periods presented due to providing a full valuation allowance on net deferred tax assets.

                              Three Months Ended                                        Six Months Ended
                                   March 31               Year Ended June 30               December 31
                         ---------------------------   -------------------------   ---------------------------
                              2004           2003          2003          2002          2003           2002
                         -------------   -----------   -----------   -----------   -----------   -------------
                          (Unaudited)    (Unaudited)                                              (Unaudited)
Net loss as reported     $  (2,553,456)  $  (593,020)  $(2,572,544)  $(1,403,291)  $(2,113,862)  $  (1,204,442)

Add stock-based service
    expense included in
    reported net loss
                               607,782            --       101,000            --        62,000          81,000

Deduct total
    stock-based
    employee
    compensation
    expense determined
    under the fair
    value based method,
    including tax
    expense (benefit)
    of $-0-
                                    --            --      (161,509)       (2,500)           --        (161,509)
                         -------------   -----------   -----------   -----------   -----------   -------------

Pro forma net loss       $  (1,945,674)  $  (593,020)  $(2,633,053)  $(1,405,791)  $(2,051,862)  $  (1,284,951)
                         =============   ===========   ===========   ===========   ===========   =============

Loss per share
    applicable to
    common shareholders
      Basic and
       diluted - as
       reported          $        (.06)  $      (.03)  $      (.12)  $      (.14)  $      (.07)  $        (.06)
      Basic and
       diluted -
       pro forma         $        (.04)  $      (.03)  $      (.12)  $      (.14)  $      (.06)  $        (.06)

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The fair value of stock options used to compute pro forma net loss and pro forma loss per share disclosures is estimated using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of the Company's employee stock options. The following table summarizes the Black-Scholes option-pricing model assumptions used to compute the weighted average fair value of stock options for all periods.

     Dividend yield                                 -0-
     Expected volatility                            -0-
     Risk-free interest rate                       6.5%
     Expected holding period (in years)          6 to 7
     Weighted average fair value of options        $.05
     granted

NOTE 3  NOTES PAYABLE

Prior to the reverse merger transaction, TNCI UK borrowed $550,000 between April 2003 and September 2003 from Belgravia Investment Partners, LP ("Belgravia"), a related party, $100,000 from an unrelated individual on July 23, 2003, $100,000 from an unrelated United States investor on August 7, 2003 and $126,000 from an unrelated United Kingdom investor on June 27, 2003. Each note carried an interest rate of ten percent per annum. As of March 31, 2004 the unpaid balance of these notes $57,335. Notes and accrued interest totaling $857,305 were converted into 3,429,215 shares ($.25 per share) of the Company's common stock in November, 2003.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 3  NOTES PAYABLE (continued)

During December, 2003, the Company borrowed $185,000 from two related parties (see Note 4) and $250,000 from two unrelated parties. The notes accrued interest at 10% per annum. The balances of these notes, and the $50,000 due to Belgravia discussed above were still outstanding at December 31, 2003.

NOTE 4  RELATED PARTY TRANSACTIONS

TNCI UK, Ltd. entered into a management and consulting agreement (the "Management Agreement") with Ocean Castle Partners ("Ocean Castle") in February, 2002. The Management Agreement provided for the payment of $33,000 per month to Ocean Castle for 24 months and the delivery of options to purchase 1,745,000 shares of common stock of TNCI UK. TNCI UK has issued and delivered the warrants but only paid the first nine of the 24 monthly installments. The management services included, but were not limited to, strategic planning, legal, financial analysis and planning and helping the Company obtain additional sources of financing. Expenses of $87,000 for the year ended June 30, 2003 for options granted to Ocean Castle and its employees are included in general and administrative expenses. $495,000 and $462,000 is due to Ocean Castle as of March 31, 2004 and December 31, 2003, respectively, (which amounts are included in accounts payable and accrued expenses) under the Management Agreement. The principal of Ocean Castle, Irwin Gross, became the Company's Chairman, CEO and President on November 13, 2003.

The Company issued a promissory note (the "Gross Note") on December 3, 2003 to Gross Investments Company, LP ("Gross Investments") for $85,000. The managing partner of Gross Investments is Irwin Gross. The Gross Note accrued interest at a rate of 10% per annum and included a one-time transaction fee of $1,500 owed to Gross Investments. On January 9, 2004, $85,862 was repaid and as of March 31, 2004 the unpaid balance was $1,749.

The Company issued a promissory note (the "PP Note") on December 16, 2003 to Platinum Partners Global Macro Fund, LP ("Platinum") for $100,000. Platinum is the beneficial owner of 3,370,177 shares of the Company's common stock. The PP Note accrued interest at a rate of 10% per annum and included a one-time transaction fee of $1,500 owed to Platinum. On January 9, 2004, $100,630 was repaid and as of March 31, 2004 the unpaid balance was $1,786

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 4  RELATED PARTY TRANSACTIONS (continued)

Prior to the reverse merger transaction, TNCI UK borrowed $550,000 between April 2003 and September 2003 from Belgravia Investment Partners, LP ("Belgravia") with an interest rate of 10% per annum. Interest expense on these borrowings totaled $3,915 for the year ended June 30, 2003 and $14,292 for the six months ended December 31, 2003 and $-0- for the three months ended March 31, 2004. Belgravia converted $500,000 of the principal and the accrued interest of the loan into 2,081,259 shares of the Company's common stock on November 13, 2003 in connection with the merger. The Company also contracted with Belgravia to provide management services. In the three months ended March 31, 2004 and the six months ended December 31, 2003, the Company paid Belgravia $60,000 and $25,000, respectively. As of March 31, 2004, accounts payable and accrued expenses includes $8,000 due to Belgravia. The managing partner of Belgravia is Irwin Gross.

NOTE 5  COMMITMENTS

LEASES

The Company occupies 6,000 square feet of office space in Derby, England. The term of lease for the Derby office is based on a tenancy at will agreement. The Company is currently negotiating with the landlord's agent to enter into a more formal lease for a period of five years. Monthly lease payments under this lease are expected to be about $8,750 per month.

The Company also has a license for office facilities for two staff members based in London. The accommodation operates on a three months notice.

The rent expense was as follows:

                                                                             September 23
   Three Months Ended           Year Ended             Six Months Ended          1999
         March 31                 June 30                 December 31         (inception)
------------------------  ------------------------  ------------------------    through
                                                                                March 31
   2004          2003         2003        2002          2003        2002         2004
-----------  -----------  -----------  -----------  -----------  -----------  -----------
(Unaudited)  (Unaudited)                                         (Unaudited)  (Unaudited)
$    37,500  $    10,000  $   105,000  $    43,000  $    77,000  $    51,000  $   315,500
===========  ===========  ===========  ===========  ===========  ===========  ===========

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 5  COMMITMENTS (continued)

The Company has entered into various leases for automobiles expiring through 2007. Minimum annual lease payments are as follows:

      Year Ending December 31
      -----------------------
               2004                $ 41,954
               2005                  25,197
               2006                  17,847
               2007                   6,255
                                   --------

                                   $ 91,253
                                   ========

PURCHASE CONTRACT

In September 2003, TNCI UK entered into a Supply agreement with LMIC (f.k.a Linsang Manufacturing, Inc.). LMIC provides TNCI UK with a nimble, single, "turn-key" source for the design, development, integration and delivery of broadband entertainment and information systems on trains. Under the agreement, which expires on December 31, 2005, the companies will work together to aggressively develop and market TNCI UK's turnkey solutions to client specification in the passenger rail market. TNCI has currently committed to purchase approximately $1,900,000 of equipment.

NOTE 6  INCOME TAXES

The Company has net operating loss carry forwards aggregating approximately $8,054,000 as of December 31, 2003, expiring through 2014. All of the net operating losses were generated in the UK. SFAS No. 109 requires the establishment of a deferred tax asset for all deductible temporary differences and operating loss carry forwards. Because of the uncertainty that the Company will generate income in the future sufficient to fully or partially utilize these carry forwards, the deferred tax asset as of December 31, 2003 of approximately $1,329,000 is offset by a valuation allowance of the same amount. Accordingly, no deferred tax asset is included in these financial statements.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 7  EMPLOYEE BENEFITS PLAN

The Company has a defined contribution plan. Amounts charged to expense for contributions to the plan were $63,524 and $ 27,897 for the years ended June 30, 2003 and 2002, respectively, $52,281 and $24,494 (unaudited) for the six months ended December 31, 2003 and 2002, respectively, and $20,054 (unaudited) and $9,268 (unaudited) for the three months ended March 31, 2004 and 2003, respectively. Unpaid contributions as of March 31, 2004 and December 31, 2003 amounted to $72,411 and $52,281, respectively.

NOTE 8  OPTIONS AND WARRANTS

Number of options exercisable into shares of common stock:

                                  Year Ended June 30, 2003           Six Months Ended December 31, 2003
                          --------------------------------------  ---------------------------------------
                                                       Weighted                                 Weighted
                                                       Average                                  Average
                                          Option       Exercise                   Option        Exercise
                            Shares        Price         Price       Shares        Price          Price
                          -----------  -------------  ----------  -----------  -------------  -----------
  Outstanding,
     beginning of
     period                   -                                    5,138,366    $.129 - .25       $.14
        Granted            5,138,366    $.129 - .25      $.14         -
        Cancelled             -                                      424,698       $.25           $.25
        Exercised             -                                       -
                          ----------                               ---------

  Outstanding,
     end of period         5,138,366    $.129 - .25      $.14      4,713,668    $.129 - .25       $.14
        Exercisable        5,138,366    $.129 - .25      $.14      4,713,668    $.129 - .25       $.14
     Weighted
        average
        remaining
        contractual
        life (years)         5.9                                     5.4
  Exercised in
     current and
     prior years              -                                       -
  Available for
     future grants            -                                      424,698

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 8  OPTIONS AND WARRANTS

                                                  Three Months Ended
                                              March 31, 2004 (Unaudited)
                                      -----------------------------------------
                                                                    Weighted
                                                                     Average
                                                      Option        Exercise
                                        Shares         Price          Price
                                      -----------  --------------  ------------

Outstanding, beginning of period        4,713,668    $.129 - .25         $ .14
     Granted                              250,000           1.25          1.25
     Cancelled                                 --
     Exercised                                 --
                                      -----------

Outstanding, end of period                           .129 - 1.25           .20

     Exercisable                        4,755,335    .129 - 1.25           .15

Weighted average remaining
     contractual life (years)                5.14

Exercised in current and prior years           --

Available for future grants               174,698

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 8  OPTIONS AND WARRANTS

           Number of warrants exercisable into shares of common stock:

                                     Year Ended June 30
                   -------------------------------------------------------------

                                2002                             2003
                   -------------------------------  ----------------------------
                                         Weighted                       Weighted
                                          Average                       Average
                               Warrant   Exercise              Warrant  Exercise
                    Shares      Price      Price     Shares     Price    Price
                   ---------  ---------  ---------  ---------  -------  --------
Outstanding,
   beginning
   of year               --                           64,726    $.129    $.129
     Granted         64,726    $.129       $.129     398,103    $.129    $.129
     Cancelled           --                               --
     Exercised           --                               --
                   --------                         --------

Outstanding,
   end of year       64,726    $.129       $.129     462,829    $.129    $.129
     Exercisable     64,726    $.129       $.129     462,829    $.129    $.129
   Weighted
     average
     remaining
     contractual
     life (years)    5.54                            5.15


                                             Six Months Ended December 31, 2003
                                             -----------------------------------

                                                                       Weighted
                                                                       Average
                                                         Warrant       Exercise
                                              Shares      Price         Price
                                             ---------  ------------  ----------

             Outstanding, beginning of year   462,829     $.129         $.129
               Granted                        732,881   $.129 - $.25    $.205

               Cancelled                        --
               Exercised                        --
                                             ---------

             Outstanding, end of year        1,195,710  $.129 - $.25    $.176
               Exercisable                   1,195,710  $.129 - $.25    $.176
               Weighted average remaining
                 contractual life (years)      4.6

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 8  OPTIONS AND WARRANTS (continued)

Number of warrants exercisable into shares of common stock:

                                                       Three Months Ended
                                                   March 31, 2004 (Unaudited)
                                                --------------------------------
                                                                        Weighted
                                                                        Average
                                                             Warrant    Exercise
                                                 Shares       Price      Price
                                                ---------  -----------  --------

      Outstanding, beginning of                 1,195,710  $.129 - .25   $ .176
           Granted                                 25,000         2.47     2.47
           Cancelled                                   --
           Exercised                                   --
                                                ---------

      Outstanding, end of year                  1,220,710  .129 - 2.47      .22

           Exercisable                          1,220,710  .129 - 2.47      .22

      Weighted average remaining
           contractual life (years)                   4.3


      The following table summarizes information about stock options outstanding as of March 31, 2004 and December 31, 2003:

                                   March 31, 2004 (Unaudited)
                            -----------------------------------------
                                                              Total
                                                            ---------
Exercise price               $.129      $.25      $1.25            --
                            ---------  -------   -------    ---------
Outstanding                 4,250,536  463,132   250,000    4,963,668
  Exercisable               4,250,536  463,132    41,667    4,755,335
Weighted average
remaining contractual             6.0      5.0       5.0         5.14
life (years)
Weighted average
exercise price                  $.129     $.25     $1.25         $.20

                                            December 31, 2003
                                     --------------------------------
                                                              Total
                                                            ---------
Exercise price                         $.129      $.25             --
                                     ----------  --------   ---------
Outstanding                          4,250,536   463,132    4,713,668
   Exercisable                       4,250,536   463,132    4,713,668
Weighted average
remaining contractual                     5.55       4.5          5.4
life (years)
Weighted average
exercise price                           $.129      $.2 5        $.14

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 8  OPTIONS AND WARRANTS (continued)

During the year ended June 30, 2003, the six months ended December 31, 2002 the six months ended December 31, 2003 and the three months ended March 31, 2004 and March 31, 2003, the Company issued 1,973,000, 1,574,000, 733,000, 275,000 and
-0-, respectively, options and warrants to consultants of the Company. As a result, the Company recorded a charge of $101,000, $81,000, $37,000, $361,000 and $-0- during each period representing the fair value of the options and warrants issued for services.

NOTE 9  SUBSEQUENT EVENTS

On April 28, 2004, the Company completed a private placement of securities in which it raised approximately $10,080,000 in gross proceeds from a group of institutional and accredited investors. The private placement resulted in net proceeds to the Company of approximately $9,300,000 after deducting the placement agent fees and other expenses related to the private placement.

Pursuant to the terms of the private placement, the Company issued to investors 10,080 shares of 5% Series A convertible preferred stock with a stated value of $1,000 per share, convertible into an aggregate of 7,466,664 shares of the Company's common stock at a conversion price of $1.35 and warrants to purchase an aggregate of 3,733,337 shares of common stock at an exercise price of $1.75 per share. Investors received a warrant to purchase one share of common stock for each two shares of common stock issuable upon conversion of the shares of preferred stock.

Each share of Series A preferred stock entitles the holder to receive a 5% cumulative dividend payable quarterly in arrears within three trading days of each of March 31, June 30, September 30 and December 31. The Company may pay the dividends, at its option, either in cash or shares of common stock. The holders of the Series A preferred stock are entitled to a liquidation preference equal to the amount invested, plus any accumulated and unpaid dividends. Except as otherwise required by law, the Series A preferred stock is nonvoting. However, for so long as any shares of the Series A preferred stock are outstanding, the Company shall not, without the affirmative vote of the holders of at least a majority of the shares of preferred stock then outstanding: alter or change adversely the powers, preferences or rights given to the Series A preferred stock; authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to the Series A preferred stock; redeem or purchase any Company securities; pay or declare a dividend upon any junior securities; or enter into any agreement with respect to the foregoing items.

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 9  SUBSEQUENT EVENTS (continued)

Each share of Series A preferred stock will automatically convert into common stock at a conversion price of $1.35 at such time as the volume weighted average price of the Company's common stock for each of 30 consecutive trading days is greater than $4 per share.

The warrants issued in the private placement have an exercise price of $1.75 per share of common stock and will expire five years from the closing date. The Company may call the warrants, at any time commencing one year after the closing, if the volume weighted average price of the common stock for each of 30 consecutive trading days following the one year anniversary of issuance is greater than $4.50 per share.

The Company intends to use a portion of the net proceeds from the financing to repay approximately $850,000 of indebtedness to certain of its affiliates. The remainder will be used for general corporate purposes and working capital.

The Company directors, executive officers and certain holders of greater than 5% of the outstanding common stock have agreed not to sell or otherwise dispose of any of the Company's securities held by such persons, subject to certain exceptions, without the consent of the placement agent, for a period of 180 trading days commencing upon the closing of the private placement.

The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Regulation D promulgated under the Securities Act. The shares of common stock underlying the preferred stock and the shares of common stock underlying the warrants have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the Securities Purchase Agreement, the Company entered into a Registration Rights Agreement with the investors, also dated as of April 23, 2004, which requires the Company to file a registration statement with the Securities and Exchange Commission within 30 days of the closing covering the resale of (i) the shares of common stock underlying the shares of preferred stock issued to the investors and (ii) the shares of common stock underlying the warrants issued to the investors and to have and (iii) 373,375 shares of common stock issuable in respect of a possible payment of a five percent dividend on the preferred stock for four fiscal quarters and to have

                          TNX TELEVISION HOLDINGS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
               NOTES TO FINANCIAL STATEMENTS Years Ended June 30,
                2003 and 2002 Six Months Ended December 31, 2003
             Information for the Six Months Ended December 31, 2002,
                 Three Months Ended March 31, 2004 and 2003, and
       September 23, 1999 (inception) through March 31, 2004 is unaudited

================================================================================

NOTE 9  SUBSEQUENT EVENTS (continued)

such registration statement declared effective within 90 days after such closing, subject to extension as a result of written comments by the Securities and Exchange Commission. In the event the Company does not file the registration statement by such date or in the event such registration statement is not declared effective by the Securities and Exchange Commission by July 29, 2004 (with certain exceptions based on our receipt of comments from the staff of the SEC), the Company shall be obligated to pay an amount, as liquidated damages to each holder of the 5% Series A convertible preferred stock, equal to 1% of such holder's initial investment amount and an additional 1.5% of each holder's initial investment amount on each monthly anniversary of each such date in which the registration statement has not been timely filed by the Company or declared effective by the Securities and Exchange Commission (if the applicable event has not been cured by such date), until the applicable event is cured; provided, that no holder shall be entitled to receive more than 15% of such holder's initial investment amount. In addition to covering the resale of the investors' securities described above, such registration statement will also cover the resale of 3,000,000 shares of common stock held by current stockholders and the 373,331 shares underlying the warrants issued to the placement agents.

NOTE 10 MANAGEMENT'S PLANS

The Company expects to begin to generate cash from its advertising-based sales model in the third quarter of fiscal 2004 and these revenues will grow as the Company's installation base increases and a greater market acceptance of its medium as a viable outlet for advertisers grows. The Company believes the combination of the equity financing and cash generated from operations will provide sufficient cash resources to finance its operations and projected expansion of its marketing and research and development activities for the next 12 months. If, however, the Company is in a position to accelerate the installation of equipment in connection with new contracts with other TOCs that the Company does not currently anticipate, or if the revenues generated from its advertising-based sales model are less than our current forecast, it is possible that the Company would require more funds sooner than presently anticipated. In such event, the Company would need to obtain additional funds and cannot assure that it will be able to do so on favorable terms, if at all.

[INSIDE BACK COVER]

[BACK COVER]


This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with any information that is different. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document (or such other date as of which such information is purported to be given).


                                   14,946,707

                             Shares of Common Stock


                                 [LOGO OMITTED]


                          TNX TELEVISION HOLDINGS, INC.


                 The date of this prospectus is June 15, 2004


                                   PROSPECTUS